Exhibit 10.9

Portions of this exhibit marked [*]

are requested to be treated confidentially.

Execution Version

LICENSE AGREEMENT

This License Agreement is entered into and made effective as of this 12th day of June, 2012 (the “Effective Date”), by and between THE SCRIPPS RESEARCH INSTITUTE, a California nonprofit public benefit corporation (“TSRI”), and CEMPRA PHARMACEUTICALS, INC. a Delaware corporation (“Licensee”), each located at the respective address set forth in Section 14.13 below, with respect to the facts set forth below. TSRI and Licensee may each be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

A. TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to click chemistry ligation processes.

B. Licensee is engaged in the discovery and development of pharmaceutical products.

C. TSRI desires to grant to Licensee, and Licensee wishes to acquire from TSRI, a worldwide right and license under certain TSRI patent rights in the Therapeutic Field (as defined herein) and subject to certain rights of the U.S. Government resulting from the receipt by TSRI of certain funding from the U.S. Government, and other reserved rights of TSRI, all subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, TSRI and Licensee hereby agree as follows:

1. Definitions. Capitalized terms shall have the meaning set forth herein.

1.1 Active Moiety. The term “Active Moiety” shall mean a molecule, or portion of a molecule, excluding those appended portions of such molecule that cause it to be an ester, salt (including a salt with hydrogen or coordination bonds), or other noncovalent derivative (such as a complex, chelate, or clathrate) of the original or base molecule, responsible for a physiological or pharmacological action of the Licensed Product.

1.2 Affiliate. The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by Licensee. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entities.

1.3 Amino Acid. The term “Amino Acid” shall mean any organic compound containing an amino group (-NH2), a carboxylic acid group (-COOH), and any of various side groups.

1.4 API. The term “API” shall mean active pharmaceutical ingredient.

1.5 Cell Free Protein-Bioconjugate. The term “Cell Free Protein-Bioconjugate” shall mean a Cell Free Protein conjugated to one or more azide or alkyne containing molecular or chemical entities forming an intermolecular (i) 1,4 disubstituted 1,2,3 triazole, (ii) 1,5 disubstituted 1,2,3 triazole, or (iii) 1,4,5 trisubstituted 1,2,3 triazole between the Cell-Free Protein and such molecular or chemical entity or entities. The following are non-limiting examples of “chemical entities”: synthetic compounds (such as PEG and other polymers, as well as other chemical entities) and biomaterials (such as Amino Acids, peptides, proteins, sugars, carbohydrate moieties and nucleic acids).

1.6 Cell Free Protein Synthesis. The term “Cell Free Protein Synthesis” shall mean the in vitro manufacture of Proteins using in vitro transcription and translation machinery originating from prokaryotic cell lysates.

1.7 Cell Free Protein. The term “Cell-Free Protein” shall mean a Protein produced by Cell Free Protein Synthesis. For the avoidance of doubt, a Cell Free Protein includes a Protein having or incorporating one or more Non-Natural Amino Acid(s), where such Non-Natural Amino Acid(s) is/are added or incorporated in the Protein using Cell Free Protein Synthesis.

1.8 Challenge. Licensee, an Affiliate, or a Sublicensee will be deemed to have made a “Challenge” of the Licensed Patent Rights if Licensee, an Affiliate, or a Sublicensee: (a) institutes or maintains, or causes its counsel to institute or maintain on Licensee’s, such Affiliate’s or such Sublicensee’s behalf, any interference, opposition, re-examination or similar proceeding with respect to any Licensed Patent Right with the U.S. Patent and Trademark Office or any foreign patent office; or (b) makes any filing or institutes or maintains any legal proceeding, or causes its counsel to make any filing or institute or maintain any legal proceeding on Licensee’s, such Affiliate’s, or such Sublicensee’s behalf, with a court or other governmental body (including, without limitation, the U.S. Patent and Trademark Office or any foreign patent office) in which one or more claims or allegations challenges the validity or enforceability of any Licensed Patent Right. The Parties agree, however, that, notwithstanding the foregoing, the following actions or filings shall not constitute a Challenge for purposes of this Agreement: (i) arguments and comments made by or on behalf of Licensee, any Affiliate thereof, or any Sublicensee in its usual course of business with respect to prosecution of Licensee’s, its Affiliates’, or any Sublicensees’ patents or patent applications in response to Office Actions and other communications from patent offices, agencies, or authorities, provided that such arguments and comments are directed at differentiating Licensee’s, its Affiliates’, or any Sublicensees’ patents or patent applications as patentably distinct from the Licensed Patent Rights and not aimed at questioning or contesting the validity or enforceability of the Licensed Patent Rights; (ii) arguments and comments made by Licensee, any Affiliate thereof, or any Sublicensee in legal proceedings in defense of Licensee’s, its Affiliates, or any Sublicensees’ patents or patent applications, but only if an opposing party uses a Licensed Patent Right to challenge the validity or enforceability of the defended patents or patent applications of Licensee, any Affiliate thereof, or any Sublicensee, provided that such arguments and comments are directed at differentiating Licensee’s, its Affiliates’, or Sublicensees’ patents or patent applications as patentably distinct from the Licensed Patent Rights and not aimed at questioning or contesting the validity or enforceability of the Licensed Patent Rights; (iii) any defenses, counterclaims, or countersuits brought by a non-Affiliate third party Sublicensee in response to a legal proceeding filed by TSRI with respect to any Licensed Patent Rights against such Sublicensee with respect to an alleged or actual infringement of Licensed Patent Rights by such Sublicensee with respect to a product or service not intended for use in the Therapeutic Field (or the use, manufacture or sale thereof) and where such Sublicensee does not question or contest the validity or enforceability of the Licensed Patent Rights with respect to any product or service intended for use in the Therapeutic Field (or the use, manufacture or sale thereof) (i.e., if such Sublicensee contests the validity or enforceability of the Licensed Patent Rights with respect to any product or service intended for use in the Therapeutic Field (or the use, manufacture or sale thereof), such action shall constitute a “Challenge” under this Agreement); or (iv) if a non-Affiliate third party Sublicensee files a dismissal with prejudice, or withdraws, or takes any action having the same effect as a dismissal with prejudice or withdrawal, with respect to any action or proceeding commenced by such Sublicensee in any patent office, authority, agency or court or other governmental body in which it challenged the validity or enforceability of any Licensed Patent Right within [*] ([*]) days after the initial filing of such action or proceeding, and delivers a conformed copy of such dismissal with prejudice or withdrawal, or reasonable documentary evidence of any similar action having the same effect as a dismissal with prejudice or withdrawal, to TSRI within such [*] ([*]) day period.

1.9 Competing Product. The term “Competing Product” shall mean, with respect to a particular Licensed Product sold or distributed by or on behalf of Licensee, any Affiliate thereof, or any Sublicensee(s) in the Therapeutic Field in a particular country, any product sold or distributed by or on behalf of any third party(ies) (other than Sublicensees) in the Therapeutic Field in such country that contains the same API(s) and Active Moiety(ies) as such Licensed Product, and is the subject of Regulatory Approval for at least one pharmaceutical indication that is the same or materially similar to at least one pharmaceutical indication for which such Licensed Product has received Regulatory Approval, or is otherwise marketed or sold in such country for at least one pharmaceutical indication that is the same or materially similar to at least one pharmaceutical indication for which such Licensed Product has received Regulatory Approval.

1.10 Competition. The term “Competition” shall mean, with respect to a particular Licensed Product sold by or on behalf of Licensee, any Affiliate thereof, or any Sublicensee(s) (as applicable) in the Therapeutic Field in a particular country, a calendar quarter during which (i) one or more Competing Products with respect to a particular Licensed Product are being sold or distributed by any third party(ies) (other than Sublicensees) in such country, and (ii) the number of units sold of such Competing Product(s) equals or exceeds [*]percent ([*]%) of the total combined unit sales volume of such Competing Product(s) and the corresponding Licensed Product in such country, as demonstrated by documented applicable sales data published by IMS Health or another third party source that is generally recognized in the pharmaceutical industry as a reliable source for pharmaceutical sales data for the relevant country(ies).

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.11 Confidential Information. The term “Confidential Information” shall mean any and all proprietary or confidential information disclosed by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) at any time and from time to time during the term of this Agreement. The provisions of this Agreement shall be considered the Confidential Information of both parties. Information disclosed by or on behalf of a Disclosing Party shall not be considered Confidential Information of such Party to the extent that the Receiving Party can establish by competent proof that such information:

(a) is publicly available through no fault of the Receiving Party, either before or after it becomes known to the Receiving Party;

(b) was known to the Receiving Party prior to the date of this Agreement, which knowledge was acquired independently and not from the Disclosing Party (or the Disclosing Party’s employees);

(c) is subsequently disclosed to the Receiving Party in good faith and without obligation of confidentiality by a third party who is not under any obligation to maintain the confidentiality of such information, and without breach of this Agreement by the Receiving Party; or

(d) is independently developed by the Receiving Party’s employees who have not had access to the Disclosing Party’s Confidential Information and without use or benefit of Disclosing Party’s Confidential Information.

Specific Confidential Information disclosed to a Receiving Party shall not be deemed to be within any of the foregoing exceptions merely because it is (i) embraced by more general information in the public domain or in the Receiving Party’s possession; (ii) a combination of features or data that can be pieced together by combining individual features or data from multiple sources in the public domain or in the Receiving Party’s possession to reconstruct the Disclosing Party’s Confidential Information, but none of which shows the entire combination; and/or (iii) a selection or part of a document or embodiment where other information in the same document or embodiment becomes part of the public domain or in the Receiving Party’s possession.

1.12 Cover. The term “Cover” shall mean that the use, manufacture, sale, offer for sale, or importation of the subject matter in question would, in the absence of the licenses granted herein, infringe at least one Valid Claim.

1.13 Exclusive Territory. The term “Exclusive Territory” shall mean the People’s Republic of China, South Korea (also referred to as the Republic of Korea), and Australia. For purposes of clarification, Hong Kong shall not be considered part of the Exclusive Territory for purposes of this Agreement.

1.14 First Commercial Sale. The term “First Commercial Sale” shall mean the date on which, following Regulatory Approval in any country, a Licensed Product is first sold by Licensee, an Affiliate, or a Sublicensee to a third party in such country (other than sales for purposes of resale, performing research or development, or compassionate use).

1.15 Licensed Patent Rights. The term “Licensed Patent Rights” shall mean:

(a) United States Patent No. [*]; United States Patent No. [*]; and United States Patent Application Serial No. [*];

(b) the foreign counterpart applications claiming and entitled to the priority dates of the respective patents and application referenced in sub-clause (a) above;

(c) divisionals, substitutions (only those claims of such substitutions that disclose the same subject matter that is covered by the application for which it is substituted), and continuations of the patents or applications referenced in sub-clauses (a) and (b) above;

(d) any claim(s) of a continuation-in-part application of any application set forth in sub-clauses (a), (b), or (c) above that are entitled to the priority date of the respective patents and applications referenced in sub-clause (a), (b), or (c) above;

(e) the patents issued from the applications referenced in sub-clauses (a) – (c) above and any reissues, reexaminations, renewals and patent term extensions of such patents; and

(f) any claim(s) of a patent issued from a continuation-in-part application referenced in sub-clause (d) above that are entitled to the priority date of the respective patents and applications referenced in sub-clause (a), (b), or (c) above, and any claim(s) of a reissue, reexamination, renewal and patent term extension of a patent issued from a continuation-in-part application referenced in sub-clause (d) above that are entitled to the priority date of the respective patents and applications referenced in sub-clause (a), (b), or (c) above.

The Licensed Patent Rights existing as of the Effective Date are set forth on Exhibit A attached to this Agreement. Exhibit A shall be updated, as mutually agreed in writing by the Parties, from time to time during the term of this Agreement to reflect the then-current Licensed Patent Rights.

1.16 Licensed Product. The term “Licensed Product” shall mean any product that uses or incorporates one or more Macrolides as an API and is Covered by any Valid Claim(s).

1.17 Macrolide. The term “Macrolide” shall mean a 14-, 15-, or 16-membered macrolactone containing a 1,4 disubstituted 1,2,3 triazole. Macrolides shall exclude Cell Free Protein-Bioconjugates, NNAA Protein Bioconjugates, Stapled Proteins, and Stapled Peptides.

1.18 Net Sales. The term “Net Sales” shall mean the gross amounts invoiced by Licensee, its Affiliates, and its Sublicensees, or any of them, on all sales of Licensed Products less the following items, to the extent directly applicable to such sales of Licensed Products (if not previously deducted from the amount invoiced): (a) reasonable and customary trade, quantity, cash, and other discounts, allowances, or rebates actually granted; (b) reasonable and customary rebates, retroactive price reductions, and other price adjustments actually granted (including adjustments arising from consumer discount programs); (c) credits, refunds, or allowances actually granted upon claims of nonconforming, defective, or damaged Licensed Products or

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

rejections, returns, or recalls of Licensed Products; (d) freight, handling, and insurance charges for the delivery of Licensed Products; (e) chargebacks, rebates, reimbursements or similar payments or adjustments granted to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, pharmacy benefit management companies, health maintenance organizations or other health care organizations, or any governmental or regulatory authority or agency (including their purchasers and/or reimbursers); or (f) sales, consumption, use, value added, excise, or similar taxes, tariffs, or customs or excise duties imposed and actually paid with respect to the sale, importation, or exportation of Licensed Products (but excluding any taxes based on income or gross receipts of a business entity). Net Sales shall include all consideration charged by Licensee, Affiliates, or Sublicensees in exchange for any Licensed Products, including without limitation any monetary payments or, with regard to any other property paid in exchange for any Licensed Products, an amount in cash equal to the fair market value of such property. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefor is generated or the Licensed Product is shipped for delivery, whichever occurs first. Sales of Licensed Products by Licensee, an Affiliate, or a Sublicensee to an Affiliate or Sublicensee for resale shall be excluded, and only the subsequent sale of such Licensed Products by such Affiliate(s) or Sublicensee(s) to unrelated third parties not themselves constituting an Affiliate or Sublicensee shall be deemed Net Sales hereunder.

The deductible items listed in sub-clauses (a) – (f) above shall be either (i) included as line items on the invoice or (ii) documented as being specifically attributable to actual sales of Licensed Products in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or International Financing Reporting Standards (“IFRS”), as applicable, consistently applied throughout the organization of the selling party, and provided that such amounts are included in the quarterly Royalty Reports that Licensee sends to TSRI pursuant to Section 6.2. If Licensee, an Affiliate, or a Sublicensee receives refunds or reimbursements of any amounts previously deducted from gross sales in their calculation of Net Sales as set forth herein (such refunds or reimbursements, “Unwound Sales Deductions”), then the amount of such Unwound Sales Deductions shall be considered Net Sales in the applicable reporting period in which such refunded or reimbursed amounts are received.

For purposes of clarity, neither the sale or other disposition of any Licensed Product for use in clinical trials, pre-clinical studies or other research or development activities by or on behalf of Licensee or any Affiliate or Sublicensee, nor sale, disposal or transfer of Licensed Products in, or for use in, a sampling or other promotional program or compassionate use program shall, in each case, to the extent no monetary or other consideration in excess of the cost to manufacture or supply such Licensed Product is paid to or received by Licensee or any Affiliate or Sublicensee, give rise to any Net Sales.

1.19 New Licensed Product. The term “New Licensed Product” shall mean, with respect to a particular Milestone Payment, all Licensed Products that (i) contain an Active Moiety, based on or constituting a particular Licensed Macrolide, as an API (whether as its sole API or one of two or more APIs) and (ii) do not contain any Active Moiety based on or constituting a particular Licensed Macrolide that has been included in any Licensed Product for which such Milestone Payment has previously been triggered under Section 4.2

1.20 NNAA Protein. The term “NNAA Protein” shall mean a Protein having, containing or incorporating one or more Non-Natural Amino Acid(s), where such Non-Natural Amino Acid(s) is/are added or incorporated in the Protein in vivo.

1.21 NNAA Protein Bioconjugate. The term “NNAA Protein Bioconjugate” shall mean an NNAA Protein conjugated to one or more azide- or alkyne-containing molecular or chemical entities forming an intermolecular (i) 1,4-disubstituted 1,2,3 triazole, (ii) 1,5 disubstituted 1,2,3 triazole, or (iii) 1,4,5 trisubstituted 1,2,3 triazole between the NNAA Protein and such molecular or chemical entity or entities. The following are non-limiting examples of “molecular or chemical entities”: synthetic compounds (such as PEG and other polymers, as well as other chemical entities) and biomaterials (such as Amino Acids, peptides, proteins, sugars, carbohydrate moieties and nucleic acids).

1.22 Non-Exclusive Territory. The term “Non-Exclusive Territory” shall mean all countries of the world excluding the People’s Republic of China (other than Hong Kong), South Korea, Australia, and the member nations of the Association of Southeast Asian Nations as of the Effective Date of this Agreement.

1.23 Non-Natural Amino Acid. The term “Non-Natural Amino Acid” shall mean any Amino Acid other than one of the following naturally occurring Amino Acids (Glycine, Alanine, Valine, Leucine, Isoleucine, Proline, Cysteine, Methionine, Phenylalanine, Tryptophan, Serine, Threonine, Tyrosine, Asparagine, Glutamine, Ornithine, Lysine, Arginine, Histidine, Aspartic Acid, Glutamic Acid, Pyrrolysine and Selenocysteine).

1.24 [*] Products Nonexclusive License. “[*] Products Nonexclusive License” shall mean the non-exclusive, worldwide license rights (without the right to sublicense) granted by TSRI to [*] under the Licensed Patent Rights to make and use (but not sell) Research Products. “Research Products” is defined to mean any product, process or device which is designed or utilized for discovering, improving or testing a Therapeutic Product, Preventative Medicine Product, or Diagnostic Product. “Diagnostic Product” means any product, process or device that is designed or utilized for diagnosis of a disease or condition in humans or vertebrate animals. “Preventative Medicine Product” means any product, process or device that is designed or utilized to prevent the occurrence of any disease state in humans or vertebrate animals. “Therapeutic Product” means any product, process or device which is designed or utilized for treatment or mitigation of an existing disease state in humans or vertebrate animals.

1.25 Polypeptide. The term “Polypeptide” shall mean a polymer comprising Amino Acids joined by peptide bonds, and may include, without limitation, non-natural and low molecular weight polymers.

1.26 Protein. The term “Protein” shall mean conjugated or unconjugated Amino Acids, peptides, peptidomimetics, Polypeptides, proteins and protein mimetics. Non-limiting examples of Proteins include an antibody, an antibody fragment and a peptide aptamer.

1.27 Regulatory Approval. The term “Regulatory Approval” shall mean the receipt of those certain permissions, approvals or authorizations of any governmental or regulatory authority that are necessary to permit the marketing and sale of Licensed Products for human use in the Therapeutic Field in a country (excluding pricing and reimbursement approvals).

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.28 Stapled Peptide. The term “Stapled Peptide” shall mean a Protein that has at least one (i) 1,4-disubstituted 1,2,3-triazole-containing macrocycle, (ii) 1,5 disubstituted 1,2,3 triazole-containing macrocycle, or (iii) 1,4,5 trisubstituted 1,2,3 triazole-containing macrocycle, within a single Polypeptide chain that is less than or equal to one hundred (100) amino acids in length.

1.29 Stapled Protein. The term “Stapled Protein” shall mean a Protein that has at least one (i) 1,4-disubstituted 1,2,3-triazole-containing macrocycle, (ii) 1,5 disubstituted 1,2,3 triazole-containing macrocycle, or (iii) 1,4,5 trisubstituted 1,2,3 triazole-containing macrocycle, within a single Polypeptide chain that is greater than or equal to one hundred one (101) amino acids in length.

1.30 Sublicensee. The term “Sublicensee” shall mean any non-Affiliate third party to whom Licensee or an Affiliate grants a sublicense or similar rights with respect to the rights conferred upon Licensee and Affiliates under this Agreement, as permitted by Section 2.3, and any sublicensees of such a third party with respect to such rights as permitted under Section 2.3.

1.31 Sublicense Revenues. The term “Sublicense Revenue” shall mean all revenues and other consideration paid to Licensee or to an Affiliate in consideration of (a) the grant of rights that includes a sublicense to the Licensed Patent Rights or (b) the grant of distribution or marketing rights with respect to Licensed Products. Without limiting the generality of the foregoing, Sublicense Revenues shall include without limitation all upfront fees, license fees, milestone payments, technology access fees, premiums above the fair market value on sales of debt or equity securities of Licensee or of an Affiliate, annual maintenance fees, and any other payments with respect to such sublicense, distribution or marketing rights. Sublicense Revenues include, subject to the subsequent sentence of this Section 1.31, amounts received from a Sublicensee under the terms of the agreement in which the sublicense hereunder is granted and under the terms of other agreements entered into between Licensee and Sublicensee as part of the same transaction as the agreement that includes the grant of such sublicense. However, Sublicense Revenues shall exclude: (i) royalties on any Sublicensee’s sales of Licensed Products; (ii) payments for debt or equity securities of Licensee or of an Affiliate to the extent at or below the fair market value of such securities as of the date of receipt of such payments as determined in good faith by Licensee’s Board of Directors; (iii) the grant to Licensee of intellectual property rights related to Macrolides, Licensed Products, or the technology described in the Licensed Patent Rights; (iv) research and development funding paid or reimbursed by or on behalf of a Sublicensee with respect to the performance of any research- or development-related activities involving the practice of the Licensed Patent Rights or otherwise concerning Licensed Products and performed by or on behalf of Licensee, an Affiliate, or any contractor or other agent or representative of either of the foregoing on or after the date the applicable sublicense agreement is executed, where such research- or development-related activities are specifically itemized or described in the sublicense agreement or other related agreement(s), to the extent such amount is equal to or less than Licensee’s or its Affiliates’ actual total cost of performing such activities, and provided all such costs are supported by reasonably detailed written documentation or records; (v) reimbursements or advances for any actual costs of patent preparation, filing, prosecution, maintenance, or defense incurred by Licensee or its Affiliates with respect to the Licensed Patent

Rights or any other patent rights to which rights are granted to the applicable Sublicensee; and; (vi) payments made by a Sublicensee as consideration for Licensee’s or an Affiliate’s performance of services or provision of goods, provided such services or goods are specifically itemized or described in the sublicense agreement or other related agreement(s), and provided such services or goods are not Licensed Products or, if such services or goods are Licensed Products, (a) the provision of such services or goods results in Net Sales pursuant to which a royalty is payable under Section 3, (b) the provision of such services or goods constitutes (1) the distribution of reasonable quantities of promotional samples of Licensed Products or (2) the provision of Licensed Products for resale, clinical trials, research purposes, or charitable or compassionate use purposes, or (c) the amount paid for the supply of such Licensed Products is equal to or less than Licensee’s or its Affiliate’s actual total cost to manufacture or supply such Licensed Products. In addition, to the extent any minimum royalties or other payments are included in Sublicense Revenue and are credited by a Sublicensee against royalties on sales of Licensed Products, any amounts paid or due to TSRI under Section 4.1 with respect to such minimum royalties or other payments shall be credited against royalties due with respect to such sales of Licensed Products under Section 3.3 (as otherwise adjusted under this Agreement). Any non-cash Sublicense Revenues received by Licensee or by an Affiliate shall be valued at its fair market value as of the date of receipt as determined in good faith by Licensee’s Board of Directors.

1.32 Therapeutic Field. The term “Therapeutic Field” shall mean the prevention, treatment or amelioration of a specific disease, symptom, state of health, or medical- or health-related condition in humans and/or animals.

1.33 Valid Claim. The term “Valid Claim” shall mean a claim contained in an issued and unexpired patent included in the Licensed Patent Rights that has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction in a decision from which no appeal can or has been taken, and which has not been admitted by TSRI to be invalid or unenforceable through abandonment, reissue or disclaimer, provided that any confidential contractual agreement or covenant not to sue or enforce any Licensed Patent Rights or claim contained therein against a third party entered into by TSRI and such third party shall not constitute an admission of invalidity or unenforceability for purposes of this Section 1.33. The term “Valid Claim” shall also include the claims of a pending patent application within the Licensed Patent Rights which have not been pending for a period of more than five (5) years from the date of the first examination on the merits.

2. Grant of License.

2.1 Grant of Exclusive License Under Licensed Patent Rights in the Therapeutic Field. TSRI hereby grants to Licensee and its Affiliates, and Licensee and its Affiliates accept, subject to the terms and conditions of this Agreement, an exclusive license in the Exclusive Territory under the Licensed Patent Rights, with a right to grant and authorize sublicenses in accordance with Section 2.3, to make and have made, to use and have used, to sell and have sold, to offer to sell and have offered for sale, and import and have imported Licensed Products in the Therapeutic Field. The license granted herein shall be transferable with the assignment of this Agreement in accordance with Section 13.

2.2 Grant of Non-Exclusive License Under Licensed Patent Rights in the Therapeutic Field. TSRI hereby grants to Licensee and its Affiliates, and Licensee and its Affiliates accept, subject to the terms and conditions of this Agreement, a non-exclusive license in the Non-Exclusive Territory under the Licensed Patent Rights, with a right to grant and authorize sublicenses in accordance with Section 2.3, to make and have made, to use and have used, to sell and have sold, to offer to sell and have offered for sale, and import and have imported Licensed Products in the Therapeutic Field. The license granted herein shall be transferable with the assignment of this Agreement in accordance with Section 13.

2.3 Sublicensing. Licensee and its Affiliates shall have the right to grant and authorize sublicenses to any party with respect to the rights conferred upon Licensee and its Affiliates under this Agreement; provided, however that any sublicense granted under this Section 2.3 shall be subject in all respects to the applicable provisions contained in this Agreement (including without limitation the provisions regarding governmental interest, reservation of rights, development efforts, reporting, audit rights, indemnity, insurance, Challenges, warranty disclaimer, limitation of liability, confidentiality, and rights upon expiration or termination). To the extent any sublicense granted hereunder is not subject to the applicable provisions hereof as required above, the terms of this Agreement shall control. Licensee shall forward to TSRI a copy of any and all fully executed sublicense agreements within thirty (30) days of execution. Licensee shall at all times be and remain responsible for the compliance by Sublicensees with the applicable terms and conditions of this Agreement, including without limitation the payment of all amounts that may become due hereunder as a result of any Sublicensees’ activities.

2.4 No Other License. This Agreement confers no license or rights by implication, estoppel or otherwise under any patent applications or patents or intellectual property of TSRI other than the Licensed Patent Rights regardless of whether such patent applications, patents or intellectual property are dominant or subordinate to the Licensed Patent Rights.

2.5 Governmental Interest. Licensee and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities. Licensee and TSRI acknowledge and agree that their respective rights and obligations under this Agreement shall be subject to the rights of the United States Government, existing and as amended, which arise or result from TSRI’s receipt of research support from the United States Government, including without limitation 37 C.F.R. Part 401, the National Institutes of Health (“NIH”) Grants Policy Statement and the NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources.

2.6 Reservation of Rights. Notwithstanding the exclusive license granted under Section 2.1, TSRI reserves the right to use for any internal research and educational purposes any Licensed Patent Rights licensed hereunder, without TSRI being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way. In addition, TSRI reserves the right to grant non-exclusive licenses, without rights of sublicense, to use the Licensed Patent Rights for internal research and educational purposes to other nonprofit or academic institutions, without the other nonprofit or academic institution being obligated to pay Licensee any royalties or other compensation or to account to Licensee in any way.

2.7 [*] Non-Exclusive License. The license granted under Section 2.1 of this Agreement is further subject to the non-exclusive license rights granted to [*] pursuant to the [*] [*] Products Nonexclusive License.

3. Royalties and Other Payments.

3.1 License Issue Fee. Within twenty (20) business days after the Effective Date, Licensee agrees to pay, and shall pay, to TSRI a one-time only, nonrefundable license issue fee in the amount of Three Hundred Fifty Thousand U.S. Dollars (U.S.$350,000).

3.2 Annual Maintenance Fee. Licensee agrees to pay, and shall pay, to TSRI a nonrefundable annual maintenance fee in the amount of (a) Fifty Thousand U.S. Dollars (U.S.$50,000) within thirty (30) days after the first (1st), second (2nd), and third (3rd) anniversaries of the Effective Date, and (b) Eighty-Five Thousand U.S. Dollars (U.S.$85,000) within thirty (30) days after each anniversary of the Effective Date thereafter (i.e. beginning with the fourth (4th) anniversary of the Effective Date) during the term of this Agreement. The annual maintenance fee due in a particular calendar year shall be credited against royalties due under Section 3.3 (as they may be adjusted under this Agreement) for that calendar year and Licensee’s Royalty Reports shall reflect such a credit. The annual maintenance fee due in a particular calendar year shall not be credited against any milestone payments, Sublicense Payments, royalties due for any preceding or subsequent calendar year or against any other amounts due by Licensee under this Agreement.

3.3 Running Royalties for Licensed Products.

3.3.1 Standard Royalties. Subject to Section 3.3.2 below and any other adjustments provided in this Agreement, Licensee shall pay to TSRI running royalties, on a Licensed Product-by-Licensed Product and country-by country basis, in the amount of [*] percent ([*]%) of Net Sales of Licensed Products in all countries in which the manufacture, use, sale, offer for sale or importation of such Licensed Product would, in the absence of the license under the Licensed Patent Rights granted by this Agreement, infringe one or more Valid Claims in that country.

3.3.2 Adjustments for Competition in Exclusive Territory. If Competition occurs with respect to a particular Licensed Product sold in a particular country in the Exclusive Territory, the royalty rate applicable to Net Sales of such Licensed Product in such country shall be reduced to [*] percent ([*]%) of such Net Sales for the calendar quarter during which such Competition first occurred (the “Initial Competition Quarter” with respect to such Competition) and for all subsequent calendar quarters, if any, on a calendar quarter-by-calendar quarter basis, in which Competition continues to occur with respect to such Licensed Product in such country in the Exclusive Territory, subject to any further adjustments thereto provided in this Agreement. For clarity, the Parties agree that Licensee shall resume paying royalties to TSRI at the royalty rate of [*] percent ([*]%) of Net Sales of such Licensed Product in such country for all calendar quarters after the Initial Competition Quarter in which Competition no longer continues to occur with respect to such Licensed Product in such country, on a calendar quarter-by-calendar quarter basis.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.4 Combination Products. Notwithstanding anything to the contrary, if a Licensed Product is sold in any country that includes one or more active ingredients that is not a Macrolide Covered by the Licensed Patent Rights (such a Macrolide, a “Licensed Macrolide”; such a Licensed Product, a “Combination Product”), then Net Sales of such Combination Product for purposes of determining royalty payments to TSRI shall be calculated by multiplying Net Sales of the Combination Product (as calculated without reference to this Section 3.4) by the fraction A/(A+B), where A is the weighted average gross sale price of the Licensed Product(s) including solely the Licensed Macrolide(s) (and not the other active pharmaceutical ingredient(s)) included in the Combination Product (the “Basic Product(s)”) in such country during the royalty period in question, when sold separately from such other active ingredient(s) in finished form in the same strength and dosage form, and B is the weighted average gross sale price of product(s) including the other active pharmaceutical ingredient(s) included in the Combination Product (and not any Licensed Macrolide(s)) (such products, “Other Product(s)”) in that country during the royalty period in question, when sold separately from the Basic Product(s) in finished form in the same strength and dosage form.

In the event that, with respect to any Combination Product sold in a particular country, the weighted average gross sale price of the Basic Product(s) in such country can be determined but the weighted average gross sale price(s) of the Other Product(s) in such country cannot be determined, Net Sales for purposes of determining royalty payments to TSRI for such Combination Product in such country shall be calculated by multiplying the Net Sales of the Combination Product in such country (as calculated without reference to this Section 3.4) by the fraction A/C where A is the weighted average gross sale price of the Basic Product(s) when sold separately during the royalty period in question in finished form in the same strength and dosage form in such country, and C is the weighted average gross sale price of the Combination Product during the royalty period in question in such country.

In the event that, with respect to any Combination Product sold in a particular country, the weighted average gross sale price(s) of the Other Product(s) in such country can be determined, but the weighted average gross sale price of the Basic Product cannot be determined, Net Sales for purposes of determining royalty payments to TSRI for such Combination Product in such country shall be calculated by multiplying the Net Sales of the Combination Product in such country (as calculated without reference to this Section 3.4) by the following formula: one (1) minus B/C (which may be otherwise written as 1-(B/C)), where B is the weighted average gross sale price(s) of the Other Product(s) when sold separately during the royalty period in question in finished form in the same strength and dosage form in such country, and C is the weighted average gross sale price of the Combination Product during the royalty period in question in such country (if there is more than one Other Product, B shall equal the sum of all such Other Products’ weighted average gross sale prices in such country).

In the event that, with respect to any Combination Product sold in a particular country, the weighted average gross sale price(s) in such country of neither the Basic Product(s) nor the Other Product(s) in the Combination Product can be determined, the Net Sales of the Combination Product shall, for the purposes of determining royalty payments to TSRI with respect to such

Combination Product, be the portion of Net Sales of such Combination Product reasonably attributable to the Licensed Macrolides contained therein and not the other active ingredient(s) contained therein, as mutually agreed upon by Licensee and TSRI in writing based on the relative value contributed by each active ingredient.

When determining the weighted average gross sale price of a Basic Product, Other Product, or Combination Product in a particular country, the weighted average gross sale price shall be so calculated by dividing the gross sales dollars (converted into U.S. dollars) by the number of units of Basic Product(s), Combination Product, or Other Product(s) sold in such country during the preceding twelve (12) calendar months (or the number of calendar months sold if there have not been such sales in a country for an entire 12 calendar months before the Combination Product calculation contemplated hereunder is made for such country) for the respective Basic Product, Other Product, or Combination Product .

3.5 Compulsory Licensing. Should Licensee, an Affiliate, or any Sublicensee (i) be required under the applicable laws, rules, regulations, or governmental directives of any country to grant a compulsory license to one or more third parties under the Licensed Patent Rights at a royalty rate less than the rate specified in Section 3.3 (as otherwise adjusted under this Agreement) and (ii) actually grant such a compulsory license to such a third party, Licensee shall notify TSRI, including any material information concerning such compulsory license, and the running royalty rates payable to TSRI under Section 3.3 (including any adjustments thereto under this Agreement) for sales of Licensed Products in such country within the specific market segment of such compulsory license (whether sold directly under such compulsory license or otherwise within the specific market segment of such compulsory license by Licensee, any Affiliate thereof, or any other Sublicensee) will be automatically adjusted to equal the required lower royalty rate granted to such third party for such country with respect to the sales of such Licensed Products under such license (the “Compulsory Royalty”).

3.6 No Multiple Royalties. No multiple royalties shall be due with respect to sales of a particular Licensed Product because such Licensed Product is covered by more than one Valid Claim of the Licensed Patent Rights. In such case, Licensee shall pay only one royalty at the applicable rate pursuant to Section 3.3 above.

3.7 Non-Arms Length Transactions. On sales of Licensed Products which are made in other than arm’s-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arm’s-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.

3.8 Duration of Royalty Obligations. The royalty obligations of Licensee as to each Licensed Product shall continue on a country-by-country basis until the date on which there is not at least one Valid Claim that Covers such Licensed Product in that country.

3.9 Payment Increase in the Event of a Challenge.

3.9.1 Challenge By or Supported by Licensee or its Affiliates. Notwithstanding anything to the contrary in this Agreement, in the event (i) Licensee or an Affiliate institutes,

makes or maintains any Challenge or (ii) a Sublicensee institutes, makes or maintains any Challenge (A) with financial support or other resources directly or indirectly received from Licensee or its Affiliates intended for such purpose and/or (B) at the suggestion, inducement or encouragement of Licensee or its Affiliates, then, in addition to the annual maintenance fees due under Section 3.2, the royalties due under Section 3.3, the Sublicense Payments due under Section 4.1, and the milestone payments due under Section 4.2 (as such royalties and Sublicense Payments may be otherwise adjusted under this Agreement) (collectively “Base Payments”), Licensee shall also pay to TSRI additional amounts equal to [*] times ([*]x) any such annual maintenance fees, royalties, Sublicense Payments and milestone payments (collectively “Additional Payments”) accruing during the Additional Payment Period (as defined below) (i.e., the payment obligations under Sections 3 and 4 shall be [*] for any annual maintenance fees due, milestone events occurring, Net Sales made, or Sublicense Payments due for Sublicense Revenues received during the Additional Payment Period). The Additional Payments shall be paid to TSRI at the same time as the corresponding Base Payments are due pursuant to this Agreement. Additional Payments made solely with respect to annual maintenance fees under Section 3.2 shall be creditable against royalties due under Section 3.3 (as they otherwise may be adjusted under this Agreement) in the same manner as such annual maintenance fees pursuant to Section 3.2.

3.9.2 Challenge By a Sublicensee. In the event a Sublicensee institutes, makes or maintains any Challenge without financial support or other resources directly or indirectly received from Licensee or its Affiliates intended for such purpose, and without any suggestion, inducement or encouragement by Licensee or its Affiliates to institute, make or maintain such a Challenge, then in addition to the Base Payments, Licensee shall pay to TSRI additional amounts equal to [*] times ([*]x) (A) the annual maintenance fees due under Section 3.2 during the Additional Payment Period, (B) the royalties due under Section 3.3 (subject to any adjustments thereto otherwise provided in this Agreement) for all Licensed Products sold by such challenging Sublicensee, Licensee, and Licensee’s Affiliates during the Additional Payment Period, (C) the Sublicense Payments due for all Sublicense Revenues received from such challenging Sublicensee during the Additional Payment Period, and (D) the milestone payments due for any milestone event achieved by such challenging Sublicensee during the Additional Payment Period (collectively “Special Payments”). The Special Payments shall be paid to TSRI at the same time as the corresponding Base Payments are due pursuant to this Agreement. Special Payments made solely with respect to annual maintenance fees under Section 3.2 shall be creditable against royalties due under Section 3.3 (as they otherwise may be adjusted under this Agreement) in the same manner as such annual maintenance fees pursuant to Section 3.2.

3.9.3 Gross-Up Amount. If the Special Payments paid by Licensee to TSRI pursuant to Section 3.9.2 in a particular royalty reporting period are less than [*] times ([*]x) the total amount of documented attorneys’ fees, expert witness fees, consultant fees, direct costs of TSRI personnel (i.e. internal FTE costs), and other litigation-related direct costs incurred, in each case, by TSRI in connection with the Challenge by such Sublicensee in that particular royalty reporting period (“[*]x Litigation Costs”), then Licensee shall additionally pay to TSRI the difference between the [*]x Litigation Costs and the Special Payments (“Gross-Up Amount”) during the Additional Payment Period. The Gross-Up Amount shall be paid by Licensee to TSRI

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

within thirty (30) days of receipt of TSRI’s invoice with respect thereto. In connection with the foregoing, TSRI shall report to Licensee the [*]x Litigation Costs and provide reasonable back-up documentation with respect thereto. For clarity, upon expiration of the Additional Payment Period as provided in Section 3.9.4 below, Licensee shall no longer be obligated to pay the Gross-Up Amount or Special Payments, but, to the extent this Agreement remains in effect, shall still be required to continue paying the Base Payments to TSRI.

3.9.4 Additional Payment Period. For purposes of this Section 3.9, the term “Additional Payment Period” shall mean the period beginning upon the date Licensee, an Affiliate or Sublicensee, as applicable, institutes or makes a Challenge, and ending upon (i) the conclusion of the Challenge if no Valid Claims remain in the country(ies) in which such Challenge was made or (ii) the termination or expiration of this entire Agreement, pursuant to the provisions of this Agreement, if at least one (1) of the claims within the Licensed Patent Rights remains a Valid Claim in the country(ies) in which such Challenge was made, provided that, notwithstanding anything to the contrary, nothing in Section 3.9 shall in any event be construed to require payment of any Additional Payments, Special Payments, or Gross-Up Amounts (or other amounts under Section 3 or Section 4) with respect to sales, revenue, or other activities or achievements in a particular country with respect to a particular Licensed Product following the expiration of this Agreement (and the royalty obligations hereunder) solely with respect to such Licensed Product in such country under Sections 3.8 and 12.1.

3.9.5 No Right to Recoup. In the event Licensee, an Affiliate, or a Sublicensee directly or indirectly institutes, makes or maintains any Challenge, Licensee shall have no right to recoup, recover, set-off or otherwise get reimbursement of any royalties, annual fees, Sublicense Payments, milestone payments, or other monies that are, in each case, paid hereunder to TSRI prior to or during the period of such Challenge, and Licensee hereby voluntarily and irrevocably waives any right to seek return of such royalties, annual fees, Sublicense Payments, milestone payments, or other monies paid by Licensee to TSRI in the event Licensee, an Affiliate or a Sublicensee directly or indirectly institutes, makes or maintains any Challenge, provided that the foregoing shall not be construed to limit Licensee’s right to claim a refund or reimbursement of any overpayment to TSRI under this Agreement resulting solely from good faith accounting, reporting, or other errors on the part of any Sublicensee that occurred through no fault of Licensee.

3.9.6 Pre-Challenge Requirements. Except to the extent any defenses, counterclaims, countersuits, or responses brought by Licensee, an Affiliate, or a Sublicensee solely in response to a legal proceeding filed by TSRI with respect to any Licensed Patent Rights must, as a result of any legally-imposed time limitation, be brought or filed within a period less than [*] ([*]) days following the filing of such a proceeding by TSRI, in which case all [*] ([*]) day time periods referenced below shall instead be equal to [*] ([*]) days fewer than the number of days within which Licensee, an Affiliate thereof, or a Sublicensee is required to respond to such proceeding (i.e., if a response to a proceeding filed by TSRI is required within [*] ([*]) days thereof, all [*] ([*]) day periods set forth below shall instead be [*] ([*]) days), Licensee will provide written notice to TSRI at least [*] ([*]) days prior to Licensee, an Affiliate, or, to the extent known to Licensee, a Sublicensee instituting or making any Challenges, and Licensee

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

agrees that (i) neither Licensee nor any Affiliate will institute such Challenge for at least [*] ([*]) days after the date of such notice, and (ii) it will use commercially reasonable efforts to ensure that Sublicensees do not institute a Challenge for at least [*] ([*]) days after the date of such notice. Licensee will include with such written notice a list of all prior art and a description of the other facts and arguments that support its contention that any of the Licensed Patent Rights are invalid or unenforceable, provided that such obligation shall apply with respect to any Challenge initiated by or on behalf of any Sublicensee only to the extent such information is in the possession of Licensee or an Affiliate or can be reasonably obtained by Licensee or an Affiliate from such challenging Sublicensee. During such [*] ([*]) day period, the Parties will discuss the same and attempt in good faith to mutually resolve such issues.

3.9.7 Reasonable Provisions. The Parties agree that neither of them is entering into this Agreement with the anticipation that Challenges will be instituted or made by Licensee, Affiliates, or any of its Sublicensees against TSRI, and consequently the Base Payment rates and the other financial terms and conditions herein reflect that understanding. Licensee and TSRI further agree that if the Parties did expect that such Challenges would be made against TSRI, the Base Payment rates and the other financial terms and conditions herein would be significantly higher. Accordingly, the Parties agree that the provisions herein for payment of the Additional Payments, Special Payments and Gross-Up Amount to TSRI and the other provisions of this Section 3.9 are reasonable and reflect a mutual adjustment of certain financial provisions of this Agreement to accommodate those situations in which a Challenge is made against TSRI in lieu of increasing the Base Payment rates and the other financial terms and conditions of this Agreement as of the Effective Date.

4. Sublicense Payments; Milestone Payments.

4.1 Sublicense Payments.

4.1.1 Standard Payments. All Sublicense Revenues shall be reported to TSRI by Licensee in accordance with Section 6.2. Any non-cash item of Sublicense Revenues received by Licensee or an Affiliate from a Sublicensee shall be valued at its fair market value as of the date of receipt. Licensee shall pay to TSRI a non-creditable (except as set forth in Section 1.31 and Section 4.1.2), non-refundable percentage of Sublicense Revenues according to the following schedule: (i) [*] percent ([*]%) of Sublicense Revenues that Licensee receives from a Sublicensee as consideration for Licensee’s grant of rights to such Sublicensee under Licensed Patent Rights or with respect to a Licensed Product in the Exclusive Territory, and (ii) [*] percent ([*]%) of Sublicense Revenues that Licensee receives from a Sublicensee as consideration for Licensee’s grant of rights to such Sublicensee under Licensed Patent Rights or with respect to a Licensed Product in the Non-Exclusive Territory (collectively, “Sublicense Payments”).

4.1.2 Adjustments for Competition in Exclusive Territory. If Competition occurs with respect to a Licensed Product sold only by or on behalf of a Sublicensee in a particular country in the Exclusive Territory, then (i) provided that Licensee has previously paid to TSRI [*] percent ([*]%) of all Sublicense Revenue previously received by Licensee from such

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Sublicensee with respect to such country in all calendar quarters prior to the Initial Competition Quarter for such Competition, an amount equal to [*] percent ([*]%) of all Sublicense Revenue previously received by Licensee from such Sublicensee with respect to such country in all calendar quarters prior to the Initial Competition Quarter for such Competition shall be creditable by Licensee only against royalties for that particular Licensed Product affected by such Competition sold by or on behalf of such Sublicensee in such country in the Exclusive Territory that are due to TSRI under this Agreement with respect to such Initial Competition Quarter and for subsequent calendar quarters, if any, on a calendar quarter-by-calendar quarter basis, in which Competition continues to occur with respect to such Licensed Product in such country in the Exclusive Territory, and (ii) the percentage of Sublicense Revenues payable to TSRI with respect to all Sublicense Revenues received from such Sublicensee during such Initial Competition Quarter and during subsequent calendar quarters, if any, on a calendar quarter-by-calendar quarter basis, in which Competition continues to occur with respect to such Licensed Product in such country in the Exclusive Territory shall be [*] percent ([*]%) in lieu of the [*] percent ([*]%) set forth in Section 4.1.1 above. For clarity, the Parties agree that (a) the amount subject to credit under Section 4.1.2(i) shall not be creditable in any calendar quarter after the Initial Competition Quarter in which Competition no longer continues to occur with respect to such Licensed Product in such country, on a calendar quarter-by-calendar quarter basis, and (b) the percentage of Sublicense Revenues payable to TSRI with respect to all Sublicense Revenues received from such Sublicensee during any calendar quarter after the Initial Competition Quarter in which Competition no longer continues to occur with respect to such Licensed Product in such country, on a calendar quarter-by-calendar quarter basis, shall be [*] percent ([*]%).

4.2 Milestone Payments. Licensee shall pay to TSRI the following non-creditable, non-refundable amounts (each, a “Milestone Payment”) for the achievement of the following product development milestone events within thirty (30) days of the first occurrence of each milestone for the first of each New Licensed Product to meet such milestone as follows:

In the Non-Exclusive Territory:

Milestone Event	Milestone Payment for the first of each New Licensed Product that achieves the Milestone Event

First Commercial Sale for human therapeutic use in the Non-Exclusive Territory	U.S. $	[	*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

In the Exclusive Territory:

Milestone Event	Milestone Payment for the first of each New Licensed Product that achieves the Milestone Event

First Regulatory Approval for human therapeutic use in the Exclusive Territory	U.S. $	[	*]

First anniversary of the First Commercial Sale for human therapeutic use in the Exclusive Territory	U.S. $	[	*]

Each Milestone Payment above shall only be due for the first of each New Licensed Product to first achieve the corresponding milestone event. Notwithstanding anything to the contrary, salts, solvates, hydrates, morphological forms, prodrugs and/or metabolites of any API of a particular New Licensed Product, and any formulations of any of the foregoing, shall not be construed as rendering the Licensed Product containing such salts, solvates, hydrates, morphological forms, prodrugs and/or metabolites a new and distinct New Licensed Product for purposes of this Section 4.2. Each Milestone Payment shall only be due and payable once with respect to the first of each New Licensed Product to achieve a particular milestone event, regardless of the number of Regulatory Approvals received by all such New Licensed Products or number of countries in which any such New Licensed Product is sold or receives Regulatory Approval.

Any Milestone Payment that Licensee makes to TSRI for a milestone event achieved by a Sublicensee will be credited against Sublicense Payments that are due with respect to Sublicense Revenues received in connection with achievement of the same or substantially similar milestone event and only up to the amount of the Sublicense Payment due hereunder with respect to the Sublicense Revenues received with respect to the achievement of such milestone event (i.e., no carry forward credit if the credit from the milestone payment exceeds the amount of the Sublicense Payment due for the Sublicense Revenues received with respect to the achievement of the same or substantially similar milestone event).

5. Royalty Payments. Royalties on Net Sales pursuant to Section 3.3 and Sublicense Payments pursuant to Section 4.1 shall be payable by Licensee quarterly, within ninety (90) days after the end of each calendar quarter, based upon Net Sales by Licensee during such calendar quarter, and/or Net Sales reported from Affiliates and Sublicensees during such calendar quarter, and Sublicense Revenues received by Licensee or reported by Affiliates during such calendar quarter.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

6. Development and Commercialization Activities.

6.1 Licensee’s Commercialization Activities. Licensee shall use commercially reasonable efforts, itself or through its Affiliates or Sublicensees, to develop and obtain Regulatory Approvals to market and sell one or more Licensed Products in the Exclusive Territory as promptly as is reasonably and commercially feasible, and, subject to obtaining necessary Regulatory Approvals, to produce and sell reasonable quantities of Licensed Products sufficient to meet market demands. Licensee shall keep TSRI generally informed on a reasonably periodic basis as to Licensee’s and its Affiliates’ progress with respect to their development of Licensed Products, including without limitation their regulatory filings and approvals, marketing, production, sale and sublicense of Licensed Patent Rights. Licensee shall also provide to TSRI a written annual report on its progress on the development and commercialization of Licensed Products in the Exclusive Territory and in the Non-Exclusive Territory by June 30 of each calendar year during the term of this Agreement. These progress reports shall include without limitation the progress on research and development, status of applications for Regulatory Approvals, and the status of its manufacturing/sublicensing, marketing and sales efforts during the preceding calendar year as well as plans for the present calendar year.

6.2 Reports on Revenues and Payments. Licensee shall submit to TSRI, at the time that each royalty payment and Sublicense Payment pursuant to Section 5 is due, on a country-by-country and per Licensed Product-by-Licensed Product basis, a royalty report (the “Royalty Report”) setting forth for such calendar quarter:

(a) the number of units of Licensed Products sold by Licensee, Affiliates, and Sublicensees;

(b) the gross amounts due or invoiced for such Licensed Products sold by Licensee, Affiliates, and Sublicensees;

(c) a detailed listing of deductions applicable to determine Net Sales of Licensed Products pursuant to Section 1.18, the calculation for Combination Products under Section 3.4, and any Unwound Sales Deductions which are deemed Net Sales pursuant to Section 1.18; and

(d) the amount of royalties due under Section 3, or if no royalties are due to TSRI for any reporting period, the statement that no royalties are due and a reasonably detailed explanation why they are not due for that quarterly period.

Each Royalty Report shall be certified as correct by an officer of Licensee.

6.3 Royalty Payments. Licensee agrees to pay and shall pay to TSRI with each Royalty Report the amount of royalty and/or Sublicense Payments due with respect to such calendar quarter in accordance with Section 5 above. All payments due hereunder shall be deemed received when funds are credited to TSRI’s bank account and shall be payable by check or wire transfer in United States Dollars.

6.4 Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to TSRI in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in The Wall Street Journal for the last business day of the calendar quarter during which the sales on which the royalties are payable occurred. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by Licensee, for itself or on behalf of its Affiliates or Sublicensees, by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based, to the credit and account of TSRI or its nominee in any commercial bank or trust company of TSRI’s choice located in that country, and prompt written notice of such payment shall be given by Licensee to TSRI.

6.5 Taxes. Any tax required to be paid or withheld by Licensee under the laws of any country for any royalties or other amounts due hereunder or for the accounts of TSRI shall be promptly paid by Licensee for and on behalf of TSRI to the appropriate governmental authority, and Licensee shall furnish TSRI with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax or withholding actually paid on TSRI’s behalf shall be deducted from payments due TSRI under this Agreement, and amounts payable to TSRI hereunder shall be reduced by the amount of such tax or withholding.

7. Record Keeping. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with supporting documentation) of all Licensed Products sold under this Agreement, as appropriate to determine the amount of royalties (including the calculations of royalties on Combination Products), milestone payments and other monies due to TSRI hereunder, as well as records regarding Sublicense Revenues, Sublicense Payments and Licensee’s compliance with this Agreement. Such records shall be retained for at least four (4) years following the end of the reporting period to which such records relate. Such records shall be available, upon prior written notice to Licensee, during normal business hours for examination and copying by TSRI and/or its designated certified public accountant for the purpose of verifying the accuracy of Licensee’s reports and payments hereunder and its compliance with this Agreement. In conducting examinations pursuant to this Section, TSRI and/or its accountant shall have access to, and such accountant may disclose to TSRI, all records which TSRI or its accountant reasonably believes to be relevant to the calculation of royalties and other payments under Section 3, other consideration under Section 4, other financial obligations under this Agreement and to Licensee’s compliance with this Agreement. These examinations shall be at TSRI’s expense, except that if an examination shows an underreporting or underpayment of [*] percent ([*]%) or more of the amount due for any four (4) consecutive calendar quarter period, then Licensee shall pay the reasonable, documented cost of such examination (including without limitation TSRI’s reasonable, documented attorney’s fees, accountant’s fees and other out-of-pocket costs), as well as any additional payments that would have been payable to TSRI had Licensee reported correctly, plus interest on such amounts at the rate of [*] percent ([*]%) per month. All payments due hereunder shall be made within thirty (30) days of Licensee’s receipt of a copy of the audit report. TSRI may exercise its audit rights under this Section 7 no more frequently than once in any calendar year.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

8. Patent Matters.

8.1 Patent Prosecution and Maintenance. From and after the Effective Date, the provisions of this Section 8 shall control the preparation, filing and prosecution of any patent application and maintenance of any patent included within Licensed Patent Rights. TSRI shall (a) direct and control the preparation, filing and prosecution of the United States and foreign patent applications within Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, post-issuance proceedings (except to the extent otherwise provided in Section 8.4), interferences and foreign oppositions and inter partes proceedings); and (b) maintain the patents issuing therefrom; in each case, using TSRI’s Office of Patent Counsel (“OPC”) and/or outside patent counsel selected solely by TSRI. TSRI shall have the sole right and authority over all matters regarding the preparation, filing, prosecution, and/or maintenance of all United States and foreign patent applications and patents within the Licensed Patent Rights (including without limitation any reissues, reexaminations, appeals to appropriate patent offices and/or courts, post-issuance proceedings (except to the extent otherwise provided in Section 8.4), interferences, and foreign oppositions and inter partes proceedings).

8.2 Information to Licensee. TSRI shall (i) keep, and shall instruct OPC and outside patent counsel to keep, Licensee regularly informed with regard to the preparation, filing, prosecution and maintenance of the Licensed Patent Rights by promptly delivering, and instructing OPC and outside patent counsel promptly to deliver, to Licensee copies of all official correspondence with or received from the United States and foreign patent offices, including but not limited to patent applications, amendments, issued patents, related correspondence, and other related documents and, with respect to material submissions to foreign patent offices, authorities, or agencies regarding the Licensed Patent Rights in the Exclusive Territory, (ii) provide Licensee a reasonable opportunity to comment on that portion of the proposed submission, if any, that applies to the Licensed Patent Rights covering Licensed Products in the Therapeutic Field. However, TSRI has the right, in its sole discretion, to decide what to incorporate into all such submissions.

8.3 Ownership. The patent applications filed and the patents obtained pursuant to Section 8.1 hereof claiming inventions made solely by TSRI personnel shall be owned solely by TSRI and deemed a part of Licensed Patent Rights.

8.4 Infringement Actions.

8.4.1 Prosecution of Infringements solely in the Exclusive Infringement Field. The following provisions apply to any actual, potential, alleged, or threatened infringement of, or challenge to the validity or enforceability of, the Licensed Patent Rights in the Exclusive Territory that occurs solely with respect to products that are or contain one or more Macrolides in the Therapeutic Field (such an infringement or challenge, an infringement or challenge in the “Exclusive Infringement Field”):

(a) TSRI and Licensee shall each promptly notify the other in writing of any actual, potential, alleged, or threatened-infringement of, or challenge to the validity or enforceability of, Licensed Patent Rights in the Exclusive Territory solely in the Exclusive

Infringement Field of which it becomes aware. After receiving notice from the other Party of an actual, potential, alleged, or threatened infringement of the Licensed Patent Rights in the Exclusive Territory solely in the Exclusive Infringement Field by a third party, the Parties will consult with each other about whether and to what extent such third party’s products or activities may be infringing upon the Licensed Patent Rights solely in the Exclusive Infringement Field in the applicable country(ies) and the extent to which the relevant products or activities are damaging or may damage sales of Licensed Products, or otherwise are damaging or may damage Licensee’s, Affiliates’, and Sublicensees’ businesses with respect to Licensed Products, in the Exclusive Infringement Field in such country(ies); provided, however, that promptly after delivery of such notice, and in any event prior to engaging in any such consultation or discussion, TSRI and Licensee shall enter into a mutually acceptable joint defense/common interest agreement for the purpose of preserving all applicable privileges attaching to the Parties’ discussion and pursuit of their mutual interest in the enforcement and/or defense of the Licensed Patent Rights in the Exclusive Territory solely in the Exclusive Infringement Field. In this way, the Parties will attempt to reach a mutual agreement regarding what, if any, action should be taken against the third party.

(b) In the event of any actual, potential, alleged, or threatened infringement of the Licensed Patent Rights in the Exclusive Territory solely in the Exclusive Infringement Field then, except as otherwise mutually agreed by the Parties pursuant to Section 8.4.1(a), Licensee shall have the first right (but not the obligation) to prosecute or take other appropriate action to abate such infringement (including defense of actions for declaratory relief of non-infringement). Licensee may enter into settlements, stipulated judgments or other arrangements respecting such infringement or challenge, at its own expense, provided that any such settlement, stipulated judgment, or other arrangement that (i) admits fault or wrongdoing on the part of TSRI, (ii) restricts, reduces or otherwise affects the scope, enforceability or validity of any Licensed Patent Rights in the Exclusive Territory, (iii) imposes any obligation on TRSI, or (iv) exceeds, with respect to any grant of rights to the Licensed Patent Rights, the scope of such rights granted to Licensee under this Agreement or is otherwise inconsistent with the provisions of this Agreement, may be entered into only with TSRI’s prior written consent. TSRI shall permit any action to be brought in its name and/or join in such action if required by law, provided that (i) TSRI approves the outside counsel selected by Licensee to prosecute or defend such action prior to any action being filed thereby (such approval not to be unreasonably withheld or delayed), and (ii) Licensee regularly informs TSRI about the progress of such action. TSRI shall cooperate in such action or negotiations or settlement related thereto as reasonably requested by Licensee, including any reasonable assistance of a technical nature which Licensee may request and TSRI provides in any litigation arising in accordance with the provisions of this Section 8.4.1, for which Licensee shall pay to TSRI a reasonable hourly royalty rate of compensation. Notwithstanding the above, in the event Licensee prosecutes any such infringement actions or defends against any such challenges, TSRI, at its expense, shall have the right to retain separate independent counsel to assist in prosecuting or defending such actions.

(c) In the event Licensee fails to bring an infringement action or proceeding against the third party or defend a third party challenge, as applicable, or to enter into material or substantive settlement discussions or negotiations with the third party with respect to such potential, alleged, actual, or threatened infringement or challenge under Section 8.4.1(b) within one hundred twenty (120) days following initiation of consultation between the Parties pursuant to Section 8.4.1(a), then TSRI, in addition to any other remedies it may have, shall have the right, but not the obligation, to prosecute such infringement or defend such action on its own behalf. TSRI may enter into settlements, stipulated judgments or other arrangements respecting such infringement or challenge, at its own expense, but to the extent such settlement, judgment or other arrangement (i) restricts, reduces, or otherwise affects Licensee’s rights under this Agreement under the Licensed Patent Rights in the Exclusive Infringement Field (except as provided below), (ii) admits any wrongdoing or fault on the part of Licensee, or any of its Affiliates or Sublicensees, or (iii) imposes any obligation on Licensee, any Affiliate thereof, or any Sublicensee, such settlement, judgment, or other arrangement may only be entered into with the prior written consent of Licensee. Notwithstanding anything to the contrary in this Agreement, in the event that TSRI enters into settlements, stipulated judgments or other arrangements respecting such infringement or challenge under this Section 8.4.1(c), Licensee agrees that TSRI has the right to grant a non-exclusive, non-transferrable, non-sublicensable, limited field and geographic license to the allegedly infringing third party solely in the Exclusive Infringement Field that only grants rights to engage in those activities that had allegedly been infringing, in those countries in which such allegedly infringing activities had been occurring, prior to the initiation of such actions against that third party, provided that, notwithstanding anything to the contrary in this Agreement, (1) TSRI shall not enter into, execute or grant any such license without first providing Licensee prior written notice thereof and a period of thirty (30) days to (a) discuss the advisability and/or commercial impact of granting such a license or (b) discuss the possibility of allowing Licensee, an Affiliate thereof, or a Sublicensee to grant such a license to such third party, (2) all fees, royalties, payments and other consideration to be paid by that third party under any license granted by TSRI to a third party hereunder shall be paid directly from that third party to TSRI, subject to TSRI’s payment of [*] ([*]%) of such consideration to Licensee as provided in Section 8.4.1(d), and (3) upon TSRI’s granting such license to a third party in one or more country(ies), TSRI and Licensee shall mutually agree on an appropriate reduction in future amounts payable under Sections 3.3 (as otherwise adjusted under this Agreement), 4.1 and 4.2 for Net Sales made, Sublicense Revenue received and Milestone Payments triggered thereafter with respect to such country(ies) in light of such license granted by TSRI to such third party.

(d) Except as otherwise agreed by the Parties in writing (for example, as part of an alternate cost-sharing arrangement), any damages, settlements or other recoveries obtained as a result of any infringement or defense action, or settlement or voluntary disposition entered into, pursuant to Section 8.4.1, shall first be used to reimburse the Party controlling such action, settlement, or voluntary disposition pursuant to Section 8.4.1(b) or 8.4.1(c), as applicable, for the fees and expenses incurred by it in such action, and then to reimburse the fees and expenses incurred by the Party not controlling such action, settlement, or voluntary disposition, if any. If, after such reimbursement of both Parties’ fees and expenses, any funds remain from such damages, settlements or other recoveries obtained as a result of such infringement or defense actions, such funds shall be distributed as follows: (1) [*] percent ([*]%) to the Party that brought such action or entered into any settlement or voluntary disposition under Section 8.4.1(b) or 8.4.1(c), as applicable, and (2) [*] percent ([*]%) to the other Party.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

8.4.2 Prosecution of Infringements solely outside of the Exclusive Infringement Field. The following provisions apply to any actual, potential, alleged or threatened infringement of, or any challenge to the validity or enforceability of, the Licensed Patent Rights that occurs solely outside of the Exclusive Infringement Field (which may include, without limitation, any infringement or challenge relating to products that are or contain NNAA Protein Bioconjugates, Stapled Peptides, Stapled Proteins or Cell Free Protein Bioconjugates in any fields or territories, Licensed Products in the Non-Exclusive Territory, Licensed Products outside the Therapeutic Field in any territory, or products Covered by the Licensed Patent Rights in other fields (e.g., outside the Therapeutic Field) (collectively “Outside Infringement Field”):

(a) TSRI shall have the exclusive right, but not the obligation, to control any actions or proceedings with respect to any infringement of, or any challenge to the validity or enforceability of, the Licensed Patent Rights that occurs solely in the Outside Infringement Field, including without limitation entering into any settlements, licenses, stipulated judgments or similar arrangements, but to the extent any such settlement, judgment or other arrangement admits any wrongdoing or fault on the part of Licensee, or any of its Affiliates or Sublicensees, or imposes any obligation on Licensee, any Affiliate thereof, or any Sublicensee, such settlement, judgment, or other arrangement may be entered into only with Licensee’s prior written consent. Licensee shall have no right to enforce or prosecute any infringement of, or defend any challenge to the validity or enforceability of, the Licensed Patent Rights that occurs solely in the Outside Infringement Field, whether or not TSRI exercises its above-referenced rights.

(b) In the event TSRI brings an infringement action or proceeding against a third party infringer, defends against any challenge brought by such a third party, or negotiates a license or other settlement with such third party under this Section 8.4.2, TSRI shall have the right to retain one hundred percent (100%) of all damages, settlements, fees, payments and other recoveries obtained or received from such third party with respect to such infringement, challenge, license, or other settlement.

8.4.3 Prosecution of Infringements in the Exclusive and Outside Infringement Fields. The following provisions apply to any actual, potential, alleged, or threatened infringement of, or any challenge to the validity or enforceability of, the Licensed Patent Rights in the Exclusive Territory that occurs in both the Exclusive Infringement Field and the Outside Infringement Field:

(a) TSRI and Licensee shall promptly notify the other in writing of any alleged or threatened infringement of, or any challenge to the validity or enforceability of, the Licensed Patent Rights in the Exclusive Territory that occurs in both the Exclusive Infringement Field and the Outside Infringement Field of which it becomes aware. After receiving notice from the other Party of such a possible infringement or challenge, the Parties will consult with each other about, among other things, whether and to what extent such third party’s products or activities are or may be infringing upon the Licensed Patent Rights in the Exclusive Infringement Field and the extent to which the infringing products or activities are damaging or may damage sales of Licensed Products under this Agreement, or otherwise are damaging or may damage Licensee’s, Affiliates’, and Sublicensees’ businesses with respect to Licensed Products in the Exclusive Infringement Field; provided, however, that promptly after delivery of such notice, and in any event prior to engaging in any such consultation or discussion, TSRI and Licensee shall enter into a mutually acceptable joint defense/common interest agreement for the purpose of preserving all applicable privileges attaching to the Parties’ discussion and pursuit of their mutual interest in the enforcement and/or defense of the Licensed Patent Rights in the Exclusive Territory in the Exclusive Infringement Field. With respect to such infringement or challenge of the Licensed Patent Rights in the Exclusive Territory in both the Exclusive Infringement Field and the Outside Infringement Field, however, TSRI shall have the first right, but not the obligation, to prosecute such infringement and/or to defend against such challenge, and the right to control such actions and the settlement thereof.

(b) If TSRI elects to pursue, prosecute or defend such actions, any damages, settlements or other recoveries received by TSRI as a result of such activities shall first be used to reimburse TSRI for all fees and expenses incurred by it with respect to such actions or settlements, and next be used to reimburse Licensee for all fees and expenses, if any, incurred by it with respect to such actions, settlements or related assistance provided to TSRI at TSRI’s request. If, after such reimbursement of both Parties, any funds remain from such damages, settlements or other recoveries obtained as a result of such infringement or defense actions, or settlements or other voluntary dispositions thereof, such funds (the “Remaining Funds”) shall be distributed as follows: (i) with respect to that portion of the Remaining Funds that represents damages, settlements or other recoveries reasonably attributable to the potentially, allegedly, or actually infringing party’s activities in the Exclusive Infringement Field, TSRI shall pay to Licensee [*] percent ([*]%) of such amount, and TSRI shall retain [*] percent ([*]%) of such amount; and (ii) with respect to that portion of the Remaining Funds that represents damages, settlements or other recoveries reasonably attributable to the potentially, allegedly, or actually infringing party’s activities in the Outside Infringement Field, TSRI shall retain one hundred percent (100%) of such amount.

(c) In the event TSRI elects not to bring an infringement action or proceeding against the third party or defend a third party challenge, as applicable, defend against such a challenge, or enter into meaningful settlement discussions or negotiations with the third party with respect to such actual, potential, alleged, or threatened infringement or challenge of Licensed Patent Rights in the Exclusive Territory in both the Exclusive Infringement Field and the Outside Infringement Field within ninety (90) days of the notice referenced in Section 8.4.3(a) above, Licensee shall thereafter have, to the extent feasible, the exclusive right, but not the obligation, to prosecute such infringement or defend against such challenge of the Licensed Patent Rights in the Exclusive Infringement Field, as applicable, or to enter into settlement discussions or negotiations with respect to such infringement or challenge, and in such case the provisions of Section 8.4.1(b) shall apply with respect thereto. In addition, upon the request of Licensee, TSRI shall cooperate with Licensee and facilitate communication and cooperation between Licensee and any of TSRI’s licensees in any field included in the Outside Infringement Field with respect to the applicable actual, potential, alleged, or threatened infringement or challenge to the Licensed Patent Rights in the Exclusive Territory.

(d) If Licensee elects to prosecute such actual, potential, alleged, or threatened infringement or defend against such challenge of Licensed Patent Rights in the

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Exclusive Infringement Field after TSRI has elected not to do so, or enters into any settlement or voluntary disposition with respect to such infringement or challenge, any damages, settlements or other recoveries obtained as a result of such infringement or defense actions, settlement, or voluntary disposition shall first be used to reimburse Licensee for any fees and costs incurred by Licensee with respect to such action, suit, or settlement and next be used to reimburse TSRI for the fees and expenses incurred by TSRI with respect to such action, suit, or settlement. If, after such reimbursement, any funds remain from such damages, settlements or other recoveries obtained as a result of such infringement or defense actions, settlement, or other voluntary disposition, such funds (the “Remaining Monies”) shall be distributed as follows, with respect to that portion of the Remaining Monies that represents damages, settlements or other recoveries in the Exclusive Infringement Field: Licensee shall pay to [*] [*] percent ([*]%) of such Remaining Monies, and Licensee shall retain [*] percent ([*]%) of the Remaining Monies.

8.4.4 Defense of Infringement Claims Alleged by a Third Party.

(a) Each Party shall promptly notify the other in writing of any allegation by a third party that the practice of any invention claimed by the Licensed Patent Rights by Licensee, its Affiliates or Sublicensees infringes or may infringe the intellectual property rights of such third party, and TSRI and Licensee shall confer with each other and cooperate during the defense of any such action brought by such third party (“Third Party Allegation of Infringement”).

(b) Licensee shall have the first right, but not the obligation, to defend any Third Party Allegation of Infringement action or suit against Licensee or its Affiliates or Sublicensees which is due to Licensee’s or any Affiliate’s or Sublicensee’s practice of any invention claimed by the Licensed Patent Rights in connection with Licensed Products. If Licensee finds it necessary or desirable for TSRI to become a party to any action or suit concerning such Third Party Allegation of Infringement, TSRI shall execute all papers as may be reasonably necessary to add TSRI as a party to such action or suit only if TSRI approves the independent outside counsel selected by Licensee to defend such action or suit, such approval not to be unreasonably withheld, and provided that Licensee regularly informs TSRI about the progress of such action or suit. If Licensee defends any such action or suit, Licensee shall bear all fees and expenses incurred by Licensee and incurred by TSRI at the request of Licensee in connection with such suit or action or as the result of TSRI being named as a party to such action or suit. TSRI shall be entitled, at its expense, to participate and retain separate independent counsel to represent it in such action or suit; provided that if Licensee elects to defend such action or suit, Licensee shall control and be responsible for such action or suit. TSRI shall not have any out-of-pocket liability for costs of litigation or royalties, damages and/or settlement amounts resulting from any such action or suit defended by Licensee (except for fees and costs of TSRI’s selected counsel as provided above). If the third party’s intellectual property rights asserted in such Third Party Allegation of Infringement are held or agreed by such third party not to be infringed, or is held or agreed by such third party to be unenforceable or invalid, and Licensee receives any damages, settlements or other recoveries from such third party in an action, suit, or settlement that involves the rights to Licensed Patent Rights granted under this Agreement, such amounts shall be applied first to reimburse all fees and expenses of Licensee, next to reimburse any fees and expenses of TSRI in accordance with this Section 8.4.4, and thereafter Licensee shall

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

be entitled to retain the balance of such amounts. For the purpose of clarity, the Parties acknowledge and agree that this Section 8.4.4 shall in no way limit Licensee’s indemnification obligations under Section 9.1.

9. Indemnity and Insurance.

9.1 Indemnity.

(a) Licensee hereby agrees to indemnify, defend (by counsel reasonably acceptable to TSRI) and hold harmless TSRI and any parent, subsidiary or other affiliated entity of TSRI and their respective trustees, directors, officers, employees, scientists, agents, students, successors, assigns and other representatives (collectively, the “Indemnitees”) from and against all damages, liabilities, losses and other expenses, including without limitation reasonable attorney’s fees, expert witness fees and out-of-pocket costs incurred by the Indemnitees, with respect to any third party claim, suit or action asserted against any of the Indemnitees, whether or not a lawsuit or other proceeding is filed (collectively “Claims”), that arise out of or relate to (a) Licensee’s, Affiliates’, or any Sublicensees’ use of or exercise of its rights under the Licensed Patent Rights, (b) alleged defects or other problems with any of the Licensed Products manufactured, sold or distributed by or on behalf of Licensee, any Affiliate, or any Sublicensee, including without limitation any personal injuries, death or property damages related thereto, (c) the research, development, manufacture, use, marketing, advertising, distribution, sale or importation of any Licensed Product by or on behalf of Licensee, any Affiliates, or any Sublicensees, (d) the negligent or willful acts or omissions of Licensee, any Affiliate, or any Sublicensee in the course of the exercise of their rights under this Agreement or in connection with this Agreement, (e) any allegations that the Licensed Products developed, manufactured, sold, distributed or rendered by or on behalf of Licensee, any Affiliate, or any Sublicensee, and/or any trademarks, service marks, logos, symbols, slogans or other materials used by Licensee, any Affiliate, or any Sublicensee in connection with or to market Licensed Products, violate or infringe upon the trademarks, service marks, trade dress, trade names, copyrights, patents, works of authorship, inventorship rights, trade secrets, database rights, rights under unfair competition laws, rights of publicity, privacy or defamation, or any other intellectual or industrial property right of any third party, (f) Licensee’s, any Affiliate’s, or any Sublicensee’s failure to comply with any applicable laws, rules or regulations in the exercise of the rights granted under this Agreement or in connection with this Agreement, and/or (g) the labeling, packaging or patent marking of any Licensed Product or containers thereof by or on behalf of Licensee, any Affiliate, or any Sublicensee. Licensee’s liability for damages, liabilities, losses and other expenses under this indemnity shall be reduced or apportioned to the extent the applicable Claim arising out of or relating to the actions referenced above in subclauses (a) – (g) is finally determined by a court of competent jurisdiction in a ruling that is unappealed or unappealable to have been proximately caused by any Indemnitee’s negligence or intentional misconduct.

(b) With respect to Licensee’s and its Affiliates’ indemnification and defense of a Claim under Section 9.1(a): (i) TSRI or the applicable Indemnitee(s) will provide written notice to Licensee of any Claim subject to indemnification hereunder as soon as reasonably possible, and in any event no later than thirty (30) days after TSRI has actual knowledge of such Claim, (ii) TSRI and the applicable Indemnitee(s) will permit Licensee to assume control over the investigation of, preparation and defense against, and settlement or voluntary disposition of any such Claim (except to the extent explicitly otherwise provided below), (iii) TSRI and the applicable Indemnitee(s) will assist Licensee, at Licensee’s reasonable expense, in the investigation, preparation, defense, and settlement or voluntary disposition of any such Claim, and (iv) neither TSRI nor any Indemnitee(s) will compromise, settle, or enter into any voluntary disposition of any Claim without Licensee’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that, if TSRI and the Indemnitee(s) fail to promptly notify Licensee pursuant to the foregoing clause (i), Licensee and Affiliates will only be relieved of their indemnification obligation to the extent materially prejudiced by such failure. Licensee shall not enter into any settlement, stipulated judgment or other arrangement with respect to such Claims that (w) imposes any obligation on any Indemnitees, (x) does not unconditionally release Indemnitees from all liability with respect to such Claim, (y) would admit fault or wrongdoing on the part of any Indemnitee, or (z) restricts, reduces or otherwise affects the scope, enforceability or validity of any Licensed Patent Rights, without TSRI’s prior written consent. Notwithstanding the above, Indemnitees, at their expense, shall have the right to retain separate independent counsel to assist in defending any such Claims. In the event Licensee fails to promptly and reasonably indemnify and defend such Claims and/or pay Indemnitees’ expenses as provided above following notice of any Claim from TSRI, Indemnitees shall have the right, but not the obligation, to defend themselves, and in that case, Licensee shall reimburse Indemnitees for all of their reasonable, documented attorney’s fees, costs and damages incurred in settling or defending such Claims within thirty (30) days of each of Indemnitees’ written requests. The indemnity obligations of Licensee hereunder shall, to the extent indemnification and/or defense is requested by TSRI with respect to any particular Claim, be direct payment obligations and not merely reimbursement obligations of Licensee to Indemnitees.

9.2 Insurance.

9.2.1 TSRI as Additional Insured. Licensee shall name and cause TSRI to be named as “additional insureds” on any commercial general liability and product liability insurance policies maintained by Licensee, its Affiliates and Sublicensees applicable to the Licensed Products.

9.2.2 Coverages. Beginning at the time of the First Commercial Sale in the Therapeutic Field, Licensee shall, at its sole expense, procure and maintain (or ensure that its Affiliates and Sublicensees procure and maintain) commercial general liability insurance with reputable insurers in amounts not less than $[*] per occurrence and $[*] annual aggregate. Prior to the initiation of the first clinical trial and continuing throughout the clinical trials involving any Licensed Product, Licensee shall, at its sole expense, procure and maintain (or ensure that its Affiliates and Sublicensees procure and maintain) commercial general liability insurance with reputable insurers in the same amounts as specified above. Such commercial general liability insurance shall provide coverage for: (i) product liability; (ii) completed operations; (iii) clinical trials, as applicable; (iv) broad form property damage; (v) advertising injury; (vi) premises operation; (vii) personal injury; and (viii) contractual liability coverage for Licensee’s indemnification and other obligations under this Agreement. If Licensee desires to self-insure all or part of the limits described above, such self-insurance program must be approved in advance by TSRI, such approval not to be unreasonably withheld. The insurance coverage amounts specified herein or the maintenance of such insurance policies shall not in any way limit Licensee’s indemnity or other liability under this Agreement.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

9.2.3 Waiver of Subrogation. Licensee, on behalf of itself and its insurance carriers, waives any and all claims and rights of recovery against TSRI and the Indemnitees, including without limitation all rights of subrogation, with respect to either party’s performance under this Agreement or for any loss of or damage to Licensee or its property or the property of others under its control. Licensee’s commercial general liability insurance policy shall also include a waiver of subrogation consistent with this Section in favor of TSRI and the Indemnitees. Licensee shall be responsible for obtaining such waiver of subrogation from its insurance carriers. Licensee’s insurance policies shall be primary and not contributory to any insurance carried by its Sublicensees or by TSRI. Prior to the initiation of the first clinical trial involving any Licensed Product, and prior to the First Commercial Sale of a Licensed Product, as well as upon TSRI’s other request, Licensee shall deliver to TSRI copies of insurance certificates and endorsements that comply with the requirements of this Section 9.2.

9.2.4 Cancellation/Changes in Coverages. Licensee shall provide TSRI with written notice at least fifteen (15) days prior to the cancellation, non-renewal or reduction below the level or scope of coverage required under Sections 9.2.1 and 9.2.2 of any insurance required by this Section 9.2. If, after such cancellation, non-renewal, or reduction, Licensee does not obtain replacement insurance providing coverage sufficient to satisfy its obligations under Sections 9.2.1 and 9.2.2 within fifteen (15) days of TSRI’s notice demanding that Licensee obtain such replacement insurance, TSRI shall have the right to immediately terminate this Agreement by providing written notice to Licensee within ten (10) days after the end of such fifteen (15) day period and without providing any additional cure period.

9.2.5 Continuation of Coverage. Licensee shall maintain (or ensure that its Affiliates and Sublicensees maintain) such commercial general liability and product liability insurance beyond the expiration or termination of this Agreement during (a) the period that any Licensed Product is being commercially distributed or sold by or on behalf of Licensee, an Affiliate, or a Sublicensee and (b) a reasonable period after the period referred to in sub-clause (a) above, which in no event shall be less than [*] ([*]) years.

10. Warranty Disclaimer and Limitation of Liability.

10.1 Warranty. TSRI represents and warrants that as of the Effective Date it has the right and power to enter into this Agreement and to grant the licenses to Licensee under the Licensed Patent Rights for the Licensed Products in the Therapeutic Field contained in this Agreement.

10.2 Disclaimer. EXCEPT AS SET FORTH IN SECTION 10.1, TSRI MAKES NO WARRANTIES OR REPRESENTATIONS CONCERNING LICENSED PATENT RIGHTS OR ANY OTHER MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY EXPRESS, IMPLIED OR STATUTORY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

RIGHTS, TITLE, ACCURACY OR ARISING OUT OF COURSE OF CONDUCT OR TRADE CUSTOM OR USAGE, AND DISCLAIMS ALL SUCH EXPRESS, IMPLIED OR STATUTORY WARRANTIES. TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY, SCOPE OR ENFORCEABILITY OF ANY OF THE LICENSED PATENT RIGHTS OR THAT ANY LICENSED PRODUCT OR LICENSED PATENT RIGHTS WILL NOT INFRINGE ANY THIRD PARTY RIGHTS, OR THAT NO THIRD PARTY IS IN ANY WAY INFRINGING UPON OR MAY INFRINGE UPON ANY LICENSED PATENT RIGHTS OR LICENSED BIOLOGICAL MATERIALS COVERED BY THIS AGREEMENT. FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PATENT RIGHTS ARE SUITABLE FOR LICENSEE’S PURPOSES.

10.3 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR EXPECTED SAVINGS) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, EXCEPT WITH RESPECT TO LICENSEE’S INDEMNITY OBLIGATIONS UNDER SECTION 9.1. TSRI’S AGGREGATE LIABILITY, IF ANY, FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY LICENSEE TO TSRI UNDER THIS AGREEMENT. THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND AND ON ANY THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY), OR ANY OTHER GROUNDS, AND REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. THE PARTIES FURTHER AGREE THAT EACH WARRANTY DISCLAIMER, EXCLUSION OF DAMAGES OR OTHER LIMITATION OF LIABILITY HEREIN IS INTENDED TO BE SEVERABLE AND INDEPENDENT OF THE OTHER PROVISIONS BECAUSE THEY EACH REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES.

11. Confidentiality and Publication.

11.1 Treatment of Confidential Information. The parties agree that during the term of this Agreement, and for a period of [*] ([*]) years after this Agreement expires or terminates, a Party receiving Confidential Information of the other Party will (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information, but with no less than a reasonable degree of care; (b) not disclose such Confidential Information to any third party without the other Party’s prior written consent; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. Notwithstanding the foregoing, if a Party is required by law, regulation or court order to disclose Confidential Information of the other Party, the Party required to make such disclosure shall (i) to the extent reasonably practicable, promptly send a copy of the order or notice, or, in the event of any disclosure required by law or regulation (but not by any specific order or notice), notice of the

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

proposed disclosure, to the other Party not less than ten (10) days before the proposed disclosure (or such shorter period of time as may be reasonably practical under the circumstances); (ii) reasonably cooperate with the other Party if the other Party wishes to object or condition such disclosure through a protective order or otherwise; (iii) limit the extent of such disclosure to the minimum required to comply with the law, regulation, order, or notice; and (iv) use reasonable efforts to seek confidential or protective treatment (e.g., filing “under seal”) for that disclosure. Notwithstanding the above, (x) Licensee may disclose TSRI’s Confidential Information to Affiliates, Sublicensees, employees or contractors of Licensee, Affiliates, or Sublicensees, regulatory or patent authorities, or actual or potential Sublicensees, to actual or potential investors, lenders or bankers of Licensee or any Affiliate in connection with due diligence or similar investigations or in confidential financing documents, or to any potential or actual acquirer, acquisition or merger target, or other organization (or affiliate of an organization) to whom Licensee intends to assign or transfer or does assign or transfer this Agreement as permitted by Section 13.1, and (y) TSRI may disclose Licensee’s Confidential Information to its affiliates and employees of TSRI and its affiliates, or to an organization (or affiliate of an organization) to whom TSRI intends to assign or transfer or does assign or transfer this Agreement or the payment obligations due hereunder to TSRI in accordance with Section 13.1, provided, in each case, that any such third party agrees to terms of confidentiality and non-use at least as stringent as those set forth in this Section 11.1 (or, in the case of disclosure to regulatory or patent authorities, Licensee or TSRI, as applicable, uses commercially reasonable efforts to obtain confidential or protective treatment thereof), but with no further right to disclose or otherwise distribute the other Party’s Confidential Information.

11.2 Publications. Licensee agrees that, subject to Section 11.1, TSRI shall have the right to publish in accordance with its general policies, and that this Agreement shall not restrict, in any fashion, TSRI’s right to so publish.

11.3 Publicity. Except as otherwise required by any applicable law, rule or regulation (including, without limitation, rules of the U.S. Securities and Exchange Commission and rules of any stock exchange upon which Licensee’s or any of its Affiliates’ securities may be listed), no Party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, disclosing the financial terms of this Agreement, without the prior written approval of the other Party, which approval shall not be unreasonably withheld. In connection with any such publicity or disclosure required by applicable law, rule or regulation (including, without limitation, rules of the U.S. Securities and Exchange Commission and rules of any stock exchange upon which Licensee’s or any of its Affiliates’ securities may be listed), the Party required to make such public disclosure shall (i) provide the other Party a reasonable opportunity to review and comment on any potential disclosure, and (ii) use commercially reasonable efforts to obtain confidential treatment of economic, trade secret, and other confidential or proprietary information to the extent permitted by applicable laws, rules, and regulations and the applicable governmental agency(ies). Scientific publications published in accordance with Section 11.2 of this Agreement shall not be construed as publicity governed by this Section 11.3.

12. Term and Termination.

12.1 Term. Unless terminated sooner in accordance with the terms set forth herein, this Agreement shall expire on a country-by-country and Licensed Product-by-Licensed Product basis at such time as no further royalties are due to TSRI hereunder for such Licensed Product in such country as provided in Section 3.8.

12.2 Termination Upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both Parties.

12.3 Termination by TSRI. TSRI may terminate this Agreement as follows:

(a) If Licensee does not make a payment due hereunder, Licensee fails to cure such non-payment (including the payment of interest in accordance with Section 14.2) within [*] ([*]) days after the date of TSRI’s written notice of such non-payment, and TSRI provides written notice of termination within [*] ([*]) days of such failure to cure;

(b) If Licensee defaults upon its indemnity obligations and such default is not cured within [*] ([*]) days after TSRI’s written notice, or if Licensee defaults upon its insurance obligations and such default is not cured within the cure period provided in Section 9.2.4;

(c) Upon TSRI’s written notice to Licensee in the event Licensee becomes insolvent, has a petition in bankruptcy filed for or against it that is not dismissed, terminated or removed within [*] ([*]) days of such filing, has a receiver appointed over any of Licensee’s assets, makes an assignment for the benefit of creditors, or has any other proceedings filed against Licensee under any bankruptcy or insolvency laws that are not dismissed within [*] ([*]) days;

(d) If Licensee is convicted of a felony relating to the development, manufacture, use, marketing, distribution or sale of Licensed Products and TSRI provides notice of termination within [*] ([*]) days after TSRI receives written verification of such conviction;

(e) If an audit pursuant to Section 7 shows an underreporting or underpayment by Licensee, an Affiliate or any Sublicensee of [*] percent ([*]%) or more for any twelve (12) month period, and Licensee fails to pay to TSRI the deficiency amount plus interest on that amount at the rate specified in Section 14.2 within [*] ([*]) days after Licensee’s receipt of the audit report from TSRI; or

(f) Except as provided in subparagraphs (a) – (e) above, if Licensee defaults in the performance of any other obligations under this Agreement, the default has not been remedied within [*] ([*]) days after the date of TSRI’s written notice of such default, and TSRI provides written notice of termination within [*] ([*]) days of the expiration of such [*] ([*]).

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

12.4 Termination by Licensee. Licensee may terminate this Agreement with or without cause by giving at least [*] ([*] days’ advance written notice of termination to TSRI.

12.5 Rights Upon Expiration. Upon the expiration of this Agreement with respect to a particular Licensed Product in a particular country, neither party shall have any further rights or obligations with respect thereto, other than the obligation of Licensee to make any and all reports and payments due under Sections 3, 4, 5 and 12.8 with respect to events that occurred with respect to such Licensed Product prior to such expiration in such country in accordance with Sections 3, 4, 5, 6.2, 6.3, 6.4 and 6.5 (all of which Sections referenced in this sentence shall survive such expiration for such purposes). Notwithstanding the above, Sections 1, 2.4, 2.5, 2.6, 2.7, 7, 8.3, 8.4 (with respect to infringement occurring prior to expiration), 9, 10, 11, 12.5, 13 and 14 shall also survive the expiration of this Agreement.

12.6 Rights Upon Termination. Notwithstanding any other provision of this Agreement, upon any termination of this Agreement prior to the regularly scheduled expiration date of this Agreement, all licenses granted hereunder shall terminate and revert to TSRI, except as expressly provided in this Section 12.6 with respect to the rights of Sublicensees and in Section 12.7 of this Agreement with respect to inventory and work in progress. Each sublicense granted hereunder by Licensee or an Affiliate to a Sublicensee that was in effect immediately prior to such termination, and such Sublicensees’ rights under such sublicenses, will survive such termination, with TSRI as the Sublicensee’s direct licensor, provided that:

(a) such Sublicensee is not the cause of the breach that resulted in termination of this Agreement, and such Sublicensee is not itself in default of any of its obligations pertaining to the Licensed Patent Rights under its sublicense or this Agreement;

(b) such Sublicensee pays to TSRI any and all unpaid amounts (including but not limited to royalties, milestone payments, or Sublicensee Payments) owed by Licensee under this Agreement with respect to the exercise of rights sublicensed to such Sublicensee that were past due at the time of termination within [*] days after receipt of an itemized (by type of payment) written invoice from TSRI;

(c) such Sublicensee’s payment obligations with respect to its surviving license to the Licensed Patent Rights shall be as follows:

(i) if such surviving license corresponds to a sublicense agreement between Licensee (or an Affiliate thereof) and a Sublicensee that specifies particular payments be made with respect to the sublicensing of the Licensed Patent Rights to such Sublicensee (separate and distinct from other payments required to be made as part of such transaction or a related transaction as consideration payable for the license or transfer of any other intellectual property or regulatory rights being granted or transferred to such Sublicensee), and such separate particular payments are greater than the financial obligations of Licensee to TSRI under this Agreement, such Sublicensee’s payment obligations with respect to its surviving license to the Licensed Patent Rights shall be those set forth in such sublicense agreement between such Sublicensee and Licensee (or an Affiliate thereof) solely as consideration for the grant of rights to Licensed Patent Rights; and

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(ii) for all other such surviving licenses (including but not limited to those corresponding to a sublicense agreement between Licensee (or an Affiliate thereof) and a Sublicensee in which consideration for the grant of a sublicense to the Licensed Patent Rights is not separately stated from any consideration being paid, as part of such transaction or a related transaction, for the license or transfer to such Sublicensee of any other intellectual property or regulatory rights (e.g., the applicable sublicense agreement only accounts for a single stream of royalties, license fees, and/or milestone payments for Licensed Products as consideration for the license or transfer of a combination of Licensed Patent Rights and other intellectual property or regulatory rights), such Sublicensee’s payment obligations with respect to its surviving license to the Licensed Patent Rights shall be those set forth in this Agreement;

(d) such Sublicensee delivers to TSRI within [*] days after termination of this Agreement an executed license agreement with TSRI in the form of, and on the terms and conditions set forth in, this Agreement (“New License Agreement”), as reasonably modified to be no greater in scope than the scope of the sublicense granted to Sublicensee with respect to territory, duration/term of sublicense grant, Licensed Products, fields of use, etc. (e.g. if the Sublicensee’s sublicense, as in effect immediately prior to such termination, included rights and obligations only with respect to a particular Licensed Product, country, and/or indication, the New License Agreement shall only include rights and obligations with respect to such a particular Licensed Product, country, and/or indication), which shall also contain provisions that: (i) such Sublicensee shall not have any obligations to TSRI other than Sublicensee’s obligations to TSRI as set forth in the New License Agreement; (ii) TSRI shall have no liability to such Sublicensee for any actual or alleged breach of the sublicense agreement by the entity that granted such Sublicensee its sublicense to the Licensed Patent Rights (e.g., Licensee, an Affiliate or another Sublicensee, as applicable); and (iii) TSRI shall not have any obligations to such Sublicensee other than TSRI’s obligations to such Sublicensee as set forth in the New License Agreement; and

(e) TSRI shall promptly execute any New License Agreement, provided that all of the conditions in subclauses (a) – (d) above have been fully satisfied, and further provided that in no event shall TSRI or such Sublicensees be obliged to accept provisions in the New License Agreement (i) unless such provisions correspond to rights to Licensed Patent Rights sublicensed by Licensee or the applicable sublicensor in compliance with the provisions of this Agreement or (ii) where such provisions are in conflict with the legal obligations under any other sublicense agreement granted under this Agreement by Licensee or the applicable sublicensor, or by applicable federal, state or local statute or regulation.

The provisions of this Section 12.6 must be included or specifically referenced in a sublicense agreement in order for the applicable Sublicensee’s sublicense of rights granted hereunder to survive termination of this Agreement.

Any such termination shall not relieve either Party from any obligations accrued to the date of such termination, including without limitation the obligation of Licensee to make any and

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

all reports and payments due under Sections 3, 4, 5 and 12.8 with respect to events that occurred prior to such termination or as provided in Section 12.7, in accordance with Sections 3, 4, 5, 6.2, 6.3, 6.4 and 6.5 (all of which Sections referenced in this sentence shall survive such termination for such purposes). In addition, Sections 1, 2.4, 2.5, 2.6, 2.7, 7, 8.3, 8.4 (with respect to infringements occurring prior to termination), 9, 10, 11, 12.6, 12.7, 13 and 14 shall also survive the termination of this Agreement.

12.7 Inventory and Work in Progress. Upon any early termination of the licenses granted hereunder, Licensee, Affiliates, and any Sublicensees whose rights to Licensed Patent Rights do not survive such termination shall be entitled to finish any work-in-progress and to sell any completed inventory of Licensed Products which remain on hand as of the termination date or Licensed Products resulting from the completion of any work-in-progress, so long as Licensee, Affiliates, and such Sublicensees sell such inventory or Licensed Products in the normal course of business and at regular selling prices and Licensee pays to TSRI the royalties applicable to such subsequent sales in accordance with the provisions of this Agreement, provided that no such sales shall be permitted following the date that is [*] ([*]) months after the termination date.

12.8 Final Royalty Report. Within [*] days after termination or expiration of this Agreement, Licensee shall submit a final Royalty Report to TSRI, and any payments due TSRI and invoiced by TSRI shall become immediately payable with submission of the final Royalty Report.

13. Assignment; Successors.

13.1 Assignment. Any and all assignments of this Agreement, or any rights granted hereunder, by a Party other than in accordance with this Section 13 are void. Licensee may assign or transfer this Agreement, or any of its rights hereunder: (a) without the consent of TSRI: (i) in connection with the transfer or sale of all or substantially all of Licensee’s assets or business; (ii) in connection with the transfer or sale of all or substantially all of that portion of Licensee’s assets or business related to the subject matter of this Agreement (which does not also constitute the transfer or sale of all or substantially all of Licensee’s assets or business), provided that Licensee pays TSRI $[*] no later than the tenth (10th) business day following such assignment or transfer; or (iii) in the event of Licensee’s merger, consolidation, reorganization, change of control or similar transaction; or (iv) to an Affiliate; or (b) in any other circumstance, only with the prior written consent of TSRI, such consent not to be unreasonably withheld. TSRI has the right to assign or transfer this Agreement or any of its rights or obligations hereunder at any time without Licensee’s consent; provided that neither this Agreement nor any of TSRI’s rights or obligations hereunder may be assigned by TSRI unless TSRI provides written notice to Licensee identifying the relevant assignee of this Agreement or such rights and obligations.

13.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment set forth in Section 13.1, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Licensee. Any such successor or assignee of a Party’s interest herein shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by such Party and such written assumption shall be delivered to the other Party promptly following any such assignment.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

14. General Provisions.

14.1 Independent Contractors. The relationship between TSRI and Licensee is that of independent contractors. TSRI and Licensee are not joint venturers, partners, principal and agent, master and servant, employer or employee, nor in a fiduciary relationship, and have no other relationship other than independent contracting parties. TSRI and Licensee shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

14.2 Late Payments. Late payments of any and all undisputed payments due hereunder shall be subject to a charge of [*] percent ([*]%) per month, or, if lower, the maximum legally permissible interest rate (from the date any such payment is due through and including the date upon which full payment is made).

14.3 Governmental Approvals and Marketing of Licensed Products. Licensee, itself or through any of its Affiliates or Sublicensees, shall (i) be responsible for obtaining all necessary governmental approvals for the development, production, distribution, performance, sale and use of any Licensed Product developed and, if applicable, commercialized by or under the authority of Licensee, and (ii) as between the Parties, such approvals shall be obtained at Licensee’s, its Affiliates’, or Sublicensees’ expense, including, without limitation, any safety studies. As between the Parties, Licensee shall have sole responsibility for any warning labels, packaging and instructions as to the use of Licensed Products developed and, if applicable, commercialized by or under the authority of Licensee and for the quality control for any such Licensed Products.

14.4 Patent Marking. To the extent required by applicable law, Licensee, Affiliates, and its Sublicensees shall properly mark all Licensed Products or their containers in accordance with the applicable patent marking laws. Upon TSRI’s request, Licensee shall provide to TSRI copies of its patent marking of all Licensed Products. To the extent Licensee, its Affiliates, or a Sublicensee marks any Licensed Products by referencing the Licensed Patent Rights thereon, Licensee represents and warrants that such Licensed Products are Covered by a claim of the applicable referenced Licensed Patent Rights.

14.5 No Use of Name. Except as otherwise required by any applicable law, rule or regulation (including, without limitation, rules of the U.S. Securities and Exchange Commission and rules of any stock exchange upon which Licensee’s or any of its Affiliates’ securities may be listed), the use of the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with the marketing, advertising, promotion, or, subject to Section 14.4, the distribution or sale, of Licensed Products is expressly prohibited. Except as otherwise required by any applicable law, rule or regulation, the use of the names of Licensee, its Affiliates and Sublicensees in connection with the marketing, advertising, promotion, or other activities of TSRI without the prior written consent of Licensee is prohibited.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

14.6 Entire Agreement; Modification. This Agreement and all of the attached Exhibits (which are incorporated herein) set forth the entire agreement and understanding between the Parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements or understandings, whether oral or written, regarding such subject matter. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both Parties.

14.7 California Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to its conflicts or choice of laws principles thereof. TSRI and Licensee hereby irrevocably submit to the exclusive jurisdiction and venue of the federal and state courts located in San Diego County, California for any action or proceeding regarding this Agreement or its subject matter, and voluntarily waive any right to contest or otherwise object to such exclusive jurisdiction or venue, including without limitation any claim that such exclusive venue is not a convenient forum.

14.8 Headings. The headings for each Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Section.

14.9 Severability. If any provision of this Agreement is judicially determined to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect, and the stricken provision shall be revised in a manner that best reflects the original intent of the parties.

14.10 No Waiver. The failure of a party to enforce any of its rights hereunder or at law or in equity shall not be deemed a waiver or a continuing waiver of any of its rights or remedies against the other party, unless such waiver is in writing and signed by the waiving party.

14.11 Name. Whenever there has been an assignment by Licensee as permitted by this Agreement, the term “Licensee” as used in this Agreement shall include and refer to, if appropriate, such assignee. Whenever there has been an assignment of this Agreement by TSRI, the term “TSRI” as used in this Agreement shall include and refer to, if appropriate, such assignee.

14.12 Attorneys’ Fees. In the event of a dispute between the parties or any default hereunder, the party prevailing in the resolution of such dispute or default shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving such dispute or default, in addition to any other relief to which it is entitled. Notwithstanding anything to the contrary herein, the parties agree that this Section 14.12 shall not apply and attorney’s fees and costs shall not be awarded to either party with respect to any Challenge or any action where Licensee or a Sublicensee alleges that it is not required to comply with or perform some or all of the provisions of this Agreement based upon a good faith claim that any of the Licensed Patent Rights are invalid or unenforceable. TSRI and Licensee each represent that it has been represented by its own counsel in the negotiation and execution of this Agreement. Each party further represents that it has relied solely on the advice and representation of its respective counsel in agreeing to this Section 14.12 and all of the other provisions of this Agreement

14.13 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified first class mail, postage prepaid, or by facsimile machine (complete transmission confirmed), or by reputable overnight courier, postage prepaid and shall be forwarded to the respective addresses set forth below unless subsequently changed by like written notice to the other Party:

For TSRI:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attention: Vice President, Business Development
Fax No.: (858) 784 9910

with a copy to:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-8
La Jolla, California 92037
Attention: Chief Business Counsel
Fax No.: (858) 784 9399

For Licensee:	Cempra Pharmaceuticals, Inc.
Building Four Quadrangle
6340 Quadrangle Drive, Suite 100
Chapel Hill, NC 27517
Attention: Chief Executive Officer
Fax No.: (919) 481-1063

Notices shall be deemed delivered upon the earlier of (a) when received; (b) five (5) days after deposit into the U.S. mail; (c) the date notice is sent via facsimile machine (with transmission confirmed); or (d) the day immediately following delivery to an overnight courier guaranteeing next-day delivery (except Saturday, Sunday and holidays).

14.14 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit TSRI or Licensee to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

14.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute a single instrument.

14.16 Cumulative Remedies. The rights and remedies stated in this Agreement shall be cumulative and in addition to any other rights and remedies the Parties may have at law or in equity.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

TSRI:		LICENSEE:

THE SCRIPPS RESEARCH INSTITUTE		CEMPRA PHARMACEUTICALS, INC.

By:	/s/ Douglas Bingham	By:	/s/ Prabhavathi Fernandes

Name:	Douglas Bingham	Name:	Prabhavathi Fernandes

Title:	EVP, COO	Title:	President & CEO

Date:	June 8, 2012	Date:	June 12, 2012

EXHIBIT A

Licensed Patent Rights Existing as of the Effective Date

Serial Number	Patent Number	Inventors	Title	Filing Date
[*]		[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

[*]		[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

[*]		[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

[*]		[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

[*]		[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

[*]	[*]	[*]	[*]	[*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

40